Exhibit 10.5
Tenant Lease Abstract

Prepared For:	Starvox Communications, Inc.
Prepared By:	Jim Abarta
Date:	June 27, 2005

1.	Building Address:	2728 Orchard Parkway San Jose, CA.

2.	Project Name:	Valley Centre

3.	Lease Type:	Triple Net (NNN)

4.	Lessee:	Starvox Communications, Inc.

5.	State Of Formation:	California

6.	Guarantor:	N/A

7.	Lessor:	CarrAmerica Realty Operating Partnership, L.P.

8.	Rent Payee:	Address:	CarrAmerica Realty Partnership, L.P. t/a Valley Centre P.O. Box 642922 Pittsburgh, PA. 15264-2922

	Or by wire transfer as follows:	Account Name:	CarrAmerica Realty Operating Partnership, L.P. t/a Valley Centre

		Bank Name:	PNC Bank

		Transit Number:	043-000-096

		Account Number:	1004339188

		Notification:	Lease Administration (CarrAmerica Really Operating Partnership, L.P. re StarVox Communications, Inc.)

		Telephone:	(408) 544-9660

9.	Building/Property Manager:	Address:	5201 Great America Parkway, Suite #360 Santa Clara, CA. 95054

		Property Manager:	Mr. Tom Smith
		Phone:	(408) 544-9660
		Fax:	(408) 544-9669

10.	Lease Execution Date:	June 30, 2005

11.	Occupancy Date:	July 1, 2005

12.	Rental Commencement Date:	Two (2) months after the commencement date. Projected to be on or about August 1, 2005. Commencement date letter to be signed.

13.	Prorating Method (30/31):	On a thirty (30) day basis.

14.	Lease Expiration Date:	On or about September 30, 2010, unless terminated early by the Landlord.

15.	Lease Amendments:	None.

16.	Term:	5 Years, 2 Months

17.	Square Feet Leased:	5,934 square feet

18.	Lessee’s Proportionate Share	26.37% of the Building.
Of Bldg./Project:

19.	Base Rental Rate Per Square	Months Per Month/PSF Cost Per Month
Foot:

29.	Sublease/Assignment:	Lessor consent required within twenty (20) days following written notice from Lessee.

Lessor may disapprove at its discretion.

Lessor receives 50% of any overage rents after having the right to deduct reasonable brokerage fees, legal costs and tenant improvements not to exceed $4.00 per square foot.

Lessor has the right to recapture the space.

30.	Lessee’s Improvements/ Lessor’s Allowance:	“Turnkey” improvements with Tenant paying for an additional $18,729.00.

31.	Lessor’s TI Supervision Fee:	None

32.	Additional TI’s Available/ Amortization Rate:	None

33.	Permitted Lessee’s Alterations Limit:	$15,000.00 without Landlord’s consent for non-structural alterations. Please give Landlord notice so that Landlord can let you know whether such improvement will have to be removed at the end of the term.

34.	Signage:	Tenant has the right to install its sign on the monument on the berm.

35.	Condition of Premises:	Lessor shall deliver the Premises with all operating systems in good working order for a period of six (6) months on the HVAC systems and others and nine (9) months on the roof system.

36.	Notification Address:	Lessor:

CarrAmerica Realty Operating Partnership, L.P. 1810 Gateway Drive, Suite 150 San Mateo, C A. 94404 Attn: Market Officer

	With a copy to:	CarrAmerica Realty Operating Partnership, L.P. 1850 K Street, N.W., Suite 500

Washington, D.C. 20006 Attn: Lease Administration

Lessee: StarVox Communications, Inc. 2728 Orchard Parkway San Jose, CA 95134 Attn: VP Finance

37.	Holdover Provision:	150% for the first thirty (30) days and 200% thereafter.

38.	After-Hours Hvac:	N/A

39.	Early Termination/ Cancellation Right:	Landlord has the right to terminate the Lease by giving Tenant at least nine (9} months prior written notice to terminate the lease at any time after the thirtieth (30th) month of the tease term. Please see Section 32 of the Lease. Moving expenses to be paid by the Landlord.

40.	Renewal Option/ Notice Periods:	One (1) option to extend the Term of the Lease for three (3) years:

Notice must be given by April 15, 2010.

Rent: 100% of the then Fair Market Value.

Lessee must give written notice of its intent no earlier than 270 days or no later than 180 days before the end of the lease term.

41.	Expansion Options:	None

42.	Option To Purchase:	N/A

43.	Other Terms & Conditions:	Landlord has the right to terminate the Lease, please read Section 32 for specifics, per paragraph 39 above.

44.	Broker:	Colliers International, A CALIFORNIA GENERAL PARTNERSHIP

Jim Abarta Sr. Vice Pres./Principal (925) 227-6228 Direct (925) 463-2300 Main (925) 463-0747 Fax jabam@colliersparrish.com

****************************
LEASE
VALLEY CENTRE
****************************
Between
STARVOX COMMUNICATIONS, INC.
(Tenant)
and
CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.
(Landlord)

LEASE
     THIS LEASE (the “Lease”) is dated as of June 15, 2005 (for reference purposes only) between CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the two (2) buildings, the land appurtenant thereto (“Land”), and other improvements located thereon commonly known as “Valley Centre”, located in San Jose, California. The “Premises” means that portion of the Project leased to Tenant and described in the Schedule and outlined on Exhibit A. The building in which the Premises are located shall be, collectively, referred to herein as the “Building”. The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.
SCHEDULE
1.	Tenant: STARVOX COMMUNICATIONS, INC., a California corporation

2.	Premises: 2728 Orchard Parkway, San Jose, California, as outlined on Exhibit A attached hereto

3.	Building: 2728-2730 Orchard Parkway, San Jose, California

4.	Rentable Square Footage of the Premises: Approximately 5,934 rentable square feet.

5.	Tenant’s Proportionate Share: 26.37% based upon a total of 22,500 rentable square feet in the Building.

6.	Lease Deposit: Prepaid Base Rent equal to Six Thousand Two Hundred Thirty and 70/100 Dollars ($6,230.70), Prepaid Additional Rent equal to One Thousand Eight Hundred Ninety-Eight and 88/100 Dollars ($1,898.88) and Security Deposit equal to Seven Thousand Twelve and 70/100 Dollars ($7,012.70), totaling $15,142.28.

7.	Permitted Use: General office, non-retail sales, research and development, and other uses ancillary thereto

8.	Tenant’s Real Estate Broker for this Lease: Colliers International

9.	Landlord’s Real Estate Broker for this Lease: CB Richard Ellis

10.	Tenant Improvements, if any: See the Tenant Improvement Agreement attached hereto as Exhibit C.

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11.	Commencement Date: The Substantial Completion Date (as defined in the Tenant Improvement Agreement)

Target Commencement Date: July 15, 2005

Rent Commencement Date: The date that is two (2) months after the Commencement Date

12.	Term/Termination Date: Subject to Landlord’s option to terminate as set forth in Section 32, the Term of this Lease shall be for sixty-two (62nd) months commencing on the Commencement Date and expiring on the calendar day preceding the sixty-second (62nd) month anniversary of the Commencement Date (the “Termination Date”); provided, however, that if the Commencement Date shall occur on a date other than the first day of a calendar month, the Termination Date shall be the last day of the calendar month in which the sixty-second (62nd) month anniversary of the Commencement Date occurs.

13.	Parking Stalls: Twenty-One (21) unassigned stalls

14.	Base Rent:

	Monthly	Annual
Period	Base Rent	Base Rent
Months 1 and 2	$0.00	n/a
Months 3 through 14	$6,230.70	$74,768.40
Months 15 through 26	$6,417.62	$77,011.45
Months 27 through 38	$6,610.15	$79,321.80
Months 39 through SO	$6,808.45	$81,701.40
Months 51 through 62	$7,012.70	$84,152.40
15.	Renewal Option: One (1) option to extend for a period of three (3) years
Exhibit A — PLAN OF THE PREMISES
Exhibit B — RULES AND REGULATIONS
Exhibit C — TENANT IMPROVEMENT AGREEMENT
Exhibit D — COMMENCEMENT DATE CONFIRMATION
Exhibit E — ENVIRONMENTAL QUESTIONNAIRE

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     1. LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.
          1.1 Commencement Date.
               (a) The Commencement Date of this Lease is the date set forth in the Schedule, and Tenant acknowledges and agrees that if the Substantial Completion Date does not occur on or before the Target Commencement Date for any reason, then (a) this Lease shall not be void or voidable by either party, and (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Following the Commencement Date, Landlord shall prepare and deliver to Tenant a Commencement Date Confirmation substantially in the form attached hereto as Exhibit D that sets forth both the Commencement Date and Termination Date for this Lease. Tenant shall execute the Commencement Date Confirmation and deliver the executed original of the same to Landlord within three (3) business days after Tenant’s receipt thereof. Tenant’s failure to timely execute and return the Commencement Date Confirmation document to Landlord shall be conclusive evidence of Tenant’s agreement with the information as set forth therein.
               (b) Notwithstanding the provisions of Section 1.1(a) above, if the Commencement Date does not occur on or before September 1, 2005 (the “Premises Delivery Deadline”), Tenant, as its sole remedy, shall have the right to cancel this Lease by giving written notice of such cancellation to Landlord at any time after the Premises Delivery Deadline and prior to the date Landlord delivers possession of the Premises to Tenant, in which case this Lease shall be cancelled effective as of the date mat is ten (10) days after Landlord’s receipt of Tenant’s cancellation notice, unless Landlord delivers possession of the Premises to Tenant within said ten (10) day period; provided, however, that the Premises Delivery Deadline shall be extended by the number of days that the Commencement Date is delayed due to any Force Majeure Delay (as defined below) or any delay in receiving any required permits to construct the Tenant Improvements or any Tenant Delay (as defined in Section 4 of the Tenant Improvement Agreement). In the event of such cancellation by Tenant, neither party shall have any obligations to the other under this Lease, except for obligations arising before such cancellation, and Landlord shall promptly return to Tenant the Lease Deposit. For purposes of this Lease, the term “Force Majeure Delay” means any delay attributable to Force Majeure (as defined in Section 12.3 below).
               (c) This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant (the “Lease Effective Date”), notwithstanding the later commencement of the Lease Term
          1.2 Termination Date. The Termination Date of this Lease is the date set forth in the Schedule, subject to Landlord’s option to terminate set forth below in Section 32.

          1.3 Early Occupancy. During the period commencing on the Lease Effective Date and ending on the Commencement Date (the “Early Occupancy Period”), Tenant shall, upon reasonable prior notice to Landlord, be permitted to enter the Premises for the purpose of constructing improvements specific to Tenant’s use, installation and hook-up of Tenant’s equipment, and/or conducting business in the Premises, provided that (a) Tenant’s early entry does not interfere with Landlord’s performance of the Tenant Improvements, (b) prior to Tenant’s entry in the Premises, Tenant shall furnish to Landlord certificates of insurance satisfactory to Landlord evidencing Tenant’s compliance with the requirements of Section 8.3 below, and (c) Tenant’s work during the Early Occupancy Period shall comply with the requirements of Section 5 below. Tenant’s occupancy of the Premises during the Early Occupancy Period shall be subject to all of the terms, covenants and conditions of this Lease, except that Landlord agrees that Tenant’s obligation to pay Base Rent during the Early Occupancy Period shall be waived. Tenant shall pay in advance, and on or before the first day of each calendar month thereafter until the Commencement Date, Operating Cost Share Rent and Tax Share Rent payable by Tenant based on Landlord’s prior estimates thereof pursuant to Section 2.2(a) below, if any, and otherwise in accordance with Section 2.1 below during the Early Occupancy Period.
     2. RENT.
          2.1 Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:
CarrAmerica Realty Operating Partnership, L.P.
t/a Valley Centre
P.O. Box 642922
Pittsburgh, PA 15264-2922
or by wire transfer as follows:

Account Name:	CarrAmerica Realty Operating Partnership, L.P. t/a Valley Centre
Bank Name:	PNC Bank
Transit Number:	043-000-096
Account Number:	1004339188
Notification:	Lease Administration (Can-America Realty Operating Partnership, L.P. re StarVox Communications, Inc.)
Telephone:	(408) 544-9660
or in such other manner as Landlord may notify Tenant.

               (a) Base Rent in monthly installments in advance, beginning on the Rent Commencement Date and thereafter on or before the first day of each month of the Term, in the amount set forth on the Schedule; provided, however, that, upon Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay to Landlord the Prepaid Base Rent set forth in Item 6 of the Schedule, which shall be applied to the first monthly installment of Base Rent payable by Tenant following the Rent Commencement Date. If, however, the Rent Commencement Date occurs on a day other than the first day of a calendar month, then (a) the Prepaid Base Rent shall be applied to the Base Rent for the partial month in which the Rent Commencement Date occurs and (b) the Prorated First Base Rent Payment (as defined below) shall be payable by Tenant on or before the first full calendar month following the Rent Commencement Date. The “Prorated First Base Rent Payment” means the remaining amount of Base Rent payable by Tenant for the first full calendar month following the Rent Commencement Date, after the Prepaid Base Rent is applied as provided above. All such prorations shall be made on the basis of the actual number of days in the applicable month.
               (b) Beginning on the Lease Effective Date, Operating Cost Share Rent equal to (i) Tenant’s Proportionate Share (as set forth in the Schedule) of Operating Costs for the applicable Fiscal Year (as defined in Section 2.3(e) below), plus (ii) management fees equal to three percent (3%) of the total Rent payable under this Lease for the applicable Fiscal Year, paid monthly in advance in an estimated amount. The definition of Operating Costs and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2.2, 2.3 and 2.4.
               (c) Beginning on the Lease Effective Date, Tax Share Rent equal to Tenant’s Proportionate Share of Taxes for the applicable Fiscal Year, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2.2, 2.3 and 2.4.
     Upon Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay to Landlord the Prepaid Additional Rent set forth in Item 6 of the Schedule, which shall be applied to the first monthly installment of Operating Cost Share Rent and Tax Share Rent payable by Tenant during the Early Occupancy Period; provided, however, that if the Lease Effective Date is a day other than the first day of a calendar month, then (a) the Prepaid Additional Rent shall be applied to the Operating Cost Share Rent and Tax Share Rent payable by Tenant for the partial month in which the Lease Effective Date occurs, and the next succeeding calendar month and (b) the Prorated First Additional Rent Payment (as defined below) shall be payable by Tenant on or before the first full calendar month following the Lease Effective Date. The “Prorated First Additional Rent Payment” means the remaining amount of Operating Cost Share Rent and Tax Share Rent payable by Tenant for the first full calendar month following the Lease Effective Date, after the Prepaid Additional Rent is applied as provided above. All such prorations shall be made on the basis of the actual number of days in the applicable month.

     As used in this Lease, the term “Rent” means Base Rent, Operating Cost Share Rent, Tax Share Rent and all other costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease (“Additional Rent”), including any interest for late payment Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction, notice, demand or counterclaim of any kind.
          2.2 Payment of Operating Cost Share Rent and Tax Share Rent.
               (a) Payment of Estimated Operating Cost Share Rent and Tax Share Rent.
                    (i) Before the Lease Effective Date and on or before April 1 of each succeeding Fiscal Year, or as soon as reasonably possible thereafter, Landlord shall give Tenant notice of Landlord’s estimate of the payments to be made pursuant to Sections 2.1(b) and 2.1(c) above for such Fiscal Year. Landlord may revise these estimates by written notice to Tenant whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project, in which event subsequent monthly payments by Tenant for such Fiscal Year shall be based upon such revised estimate.
                    (ii) Within ten (10) days after receiving Landlord’s notice regarding the original or revised estimate of the monthly payments to be made pursuant to Sections 21(b) and 21(c) above for a particular Fiscal Year, Tenant shall pay Landlord an amount equal to the product of such estimated monthly payments (as set forth in Landlord’s notice), multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus any payments on account thereof previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord the estimated monthly payments as set forth in Land lord’s most recent notice, until a new estimate becomes applicable.
               (b) Correction of Operating Cost Share Rent and Tax Share Rent. Within one hundred fifty (150) days after the close of each Fiscal Year or as soon after such ISO-day period as practicable, Landlord shall deliver to Tenant a statement of (i) Operating Costs and Taxes for such Fiscal Year, and (ii) the payments made by Tenant under Section 22(a) above for such Fiscal Year (the “Annual Expense Statement”). If, on the basis of any Annual Expense Statement, Tenant owes an amount that is less than the estimated payments previously made by Tenant for the applicable Fiscal Year, Landlord, at its election, shall either refund the amount of the overpayment to Tenant within thirty (30) days after delivery of the Annual Expense Statement to Tenant, or, if this Lease is still in effect, credit such excess against Tenant’s subsequent obligations to pay Operating Costs and Taxes. If, on the basis of any Annual Expense Statement, Tenant owes an amount that is more than the estimated payments previously made by Tenant for the applicable Fiscal Year, Tenant shall pay me deficiency to Landlord within twenty (20) days after Landlord’s delivery of such Annual Expense Statement to Tenant. The obligations of Landlord and Tenant under this Section to promptly refund any overpayment or pay any deficiency, as appropriate, shall survive the expiration or earlier termination of this Lease.
          2.3 Definitions.
               (a) Included Operating Costs.
                    (i) “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the ownership, management, maintenance, operation, repair or replacement of the Project or any part thereof, and of the personal property, trade fixtures, machinery, equipment, systems and apparatus used in connection therewith, including, without limitation, (1) all costs to operate, maintain, repair, replace, supervise, insure, and administer the common areas of the Project, including, without limitation, all costs of resurfacing and restriping the parking areas of the Project; (2) all costs and expenses paid or incurred by Landlord in connection with the obtaining of insurance on the Premises, the Building and/or the Project or any part thereof or interest therein, and any deductibles paid under policies of any such insurance; (3) except for costs and expenses which are the sole responsibility of Tenant pursuant to Section 3.3(b) below, all costs paid or incurred by Landlord to perform Landlord’s Repair Obligations (as defined in pursuant to Section 3.3(b) below), (4) the cost of providing those services required to be furnished by Landlord under this Lease, and (5) the cost of all electricity, water, gas, sewers, oil and other utilities (collectively, “Utilities”), including any surcharges imposed, serving the Project or any part thereof (but excluding the cost of Utilities directly billed to Tenant or other tenants in the Project), and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Project or any part thereof, or upon Tenant’s use and occupancy thereof, as a result of any rationing of Utilities services or restriction on the use of Utilities affecting the Project or any part thereof. Any Operating Costs that constitute capital expenditures (collectively, “Included Capital Items”) shall be amortized by Landlord, with interest, over the estimated useful life of such item, and such amortized costs shall be included in Operating Costs only for that portion of the useful life of the Included Capital Item which falls within the Term, unless the cost of the Included Capital Item is less than Ten Thousand Dollars ($10,000) in which case it shall be expensed in the year in which it was incurred; provided, however, that Landlord shall not be entitled to expense any Included Capital Item exclusively serving or relating only to the Premises unless the cost of such Included Capital Item is less than Five Thousand Dollars ($5,000).
                    (ii) If the Project contains more than one building, then Operating Costs shall include (1) all Operating Costs fairly allocable to the Building, and (2) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project) of all Operating Costs which relate to the Project in general and are not fairly allocable to any one building in the Project In addition, if the Building is occupied by more than one tenant, then, with respect to any costs and expenses incurred by Landlord to maintain, repair or replace Systems or related equipment mat exclusively serve the Premises, Tenant’s Proportionate Share shall be deemed to be one hundred percent (100%).
                    (iii) If the Project is not fully occupied during any portion of any Fiscal Year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.
                    (iv) If any tenant of the Project contracts directly with Landlord or a third party for any Utilities or services for which Tenant pays Landlord pursuant to Section 2.1(b) above, the total costs of such Utilities or services for the Project shall be “grossed up” to reflect what those costs would have been had such tenant(s) not directly contracted for such Utilities or services.
               (b) Excluded Operating Costs. Operating Costs shall not include:
                    (i) costs of installing leasehold improvements for tenants or occupants or prospective tenants or occupants of the Project;
                    (ii) costs of capital expenditures to correct violations of the ADA existing in the Project as of the date of this Lease based on the current interpretation of the ADA by applicable governmental authority(ies) as of the date of this Lease (it being understood that all other costs to bring the Project into compliance with the ADA shall be Operating Costs, except for ADA compliance costs that are the responsibility of Tenant pursuant to Sections 7.1 and 7.2 below);
                    (iii) the cost of abatement or removal of Hazardous Substances in, on, or about the Project; provided, however, that (a) the costs of routine monitoring of and testing for Hazardous Substances in, on, or about the Project, and (b) costs incurred in the cleanup or remediation of de minimis amounts of Hazardous Substances customarily used in similar projects or used to operate motor vehicles and customarily found in parking facilities shall be included as Operating Costs;
                    (iv) interest and principal payments on mortgages or any other debt costs (except as provided in Section 2.3(a) above with regard to Included Capital Items), or rental payments on any ground lease of the Project;
                    (v) real estate brokers’ leasing commissions;
                    (vi) legal fees, space planner fees, marketing costs and advertising expenses incurred with regard to leasing the Project or portions thereof;

                    (vii) any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;
                    (viii) the cost of any service furnished to any tenant of the Project which Landlord does not make available to Tenant;
                    (ix) depreciation (except on any Included Capital Items);
                    (x) legal and auditing fees incurred for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2.2 above;
                    (xi) the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Project;
                    (xii) fines, penalties and interest incurred by Landlord for late payment by Landlord or violations of law;
                    (xiii) new utility tap-in fees for the Project;
                    (xiv) costs incurred to finance or refinance the Project;
                    (xv) costs and expenses for the replacement of any item, material, labor or service at the Project covered under a warranty;
                    (xvi) the cost of acquiring any art work, including, without limitation, any statues or paintings or electronic artwork or advertising, to the extent the same are materially in excess of those charged as Operating Costs by owners of comparable buildings; and
                    (xvii) franchise, excise, rent, capital, stock, succession, transfer, gift, estate, inheritance or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes.
               (c) Taxes.
                    (i) “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary a extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or me interest of Landlord under this Lease (me “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any Taxes and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions “CC&R’s”) recorded against the Project and any installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction.
                    (ii) If the Project contains more than one building, then Taxes shall include (1) all Taxes fairly allocable to the Building, and (2) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project) of all Taxes which relate to the Project in general and are not fairly allocable to any one building in the Project.
                    (iii) For any year, the amount to be included in Taxes (1) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (2) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. If Taxes for any period during the Term are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, and such increase results in Tenant having underpaid Tax Share Rent hereunder, men Tenant shall pay to Landlord, within thirty (30) days after demand, the amount of such underpayment. Similarly, if Taxes for any period during the Term are decreased after payment thereof for any reason, and such decrease results in Tenant having overpaid Tax Share Rent hereunder, then Landlord shall return to Tenant the amount of such overpayment within thirty (30) days after Landlord’s receipt of such overpayment. The obligations of Landlord and Tenant under this Section to promptly refund any overpayment or pay any deficiency, as appropriate, shall survive the expiration or earlier termination of this Lease. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.
                    (iv) Notwithstanding anything to the contrary set forth in this Lease, Tenant shall reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto: (1) imposed upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, trade fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, other than Building-standard improvements made by Landlord, if any, regardless of whether title to such improvements shall be in Tenant or Landlord; (2) imposed upon or measured by the Base Rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the city or county in which the Project is located, the federal government or any other governmental body with respect to the receipt of such rental; (3) imposed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (4) imposed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
               (d) Intentionally Omitted.
               (e) Fiscal Year. “Fiscal Year” means each calendar year during which any portion of the Term or the Early Occupancy Period occurs (e.g., the first Fiscal Year shall be the calendar year during which the Early Occupancy Period commences).
          2.4 Computation of Base Rent and Rent Adjustments.
               (a) Prorations. If (i) the Commencement Date is a date other man January 1, (ii) the Termination Date is a date other than December 31, (iii) this Lease terminates early, or (iv) the size of the Premises increases or decreases, then in each such event, the Base Rent, the Operating Cost Share Rent and Tax Share Rent shall be equitably adjusted to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Section 2.
               (b) Interest Rate. Any sum due from Tenant to Landlord not paid .when due shall bear interest from the date due until paid at the lesser of twelve percent (12%) per annum or the maximum rate permitted by law (the “Interest Rate”).
               (c) Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are deemed to be the actual square footage thereof, provided that the rentable square footage of the Premises and the Building may subsequently change after the date of this Lease commensurate with any modifications to the Building by Landlord, in which event Tenant’s Proportionate Share shall change accordingly. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.
               (d) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and a certified public accountant employed by a certified public accounting firm reasonably acceptable to Landlord and working on a non-contingency fee basis shall have the right to inspect Landlord’s records at Landlord’s applicable local office or other location designated by Landlord upon at least seventy-two (72) hours’ prior notice during normal business hours during the ninety (90) days following Landlord’s delivery of the Annual Expense Statement to Tenant. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project (and in connection with the foregoing, prior to exercising its rights hereunder, Tenant and its agents shall sign a confidentiality agreement acceptable to Landlord). Unless Tenant sends to Landlord any written exception to an Annual Expense Statement within said ninety (90) day period, such Annual Expense Statement shall be deemed final and accepted by Tenant and Tenant waives any other rights pursuant to applicable law to inspect Landlord’s books and records and/or to contest the amount of Operating Costs and/or Taxes due hereunder. Tenant shall pay the amount shown on any Annual Expense Statement in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause an independent certified public accountant to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs and Taxes overstated the amounts thereof, in the aggregate, by more than five percent (5%).
               (e) Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent and Tax Share Rent, without payment of interest.
          2.5 Additional Rent Upon Default by Tenant. Landlord and Tenant acknowledge that to induce Tenant to enter into this Lease, and in consideration of Tenant’s agreement to perform all of the terms, covenants and conditions to be performed by Tenant under this Lease, as and when performance is due during the Term, Landlord has incurred (or will incur) significant costs, including, without limitation, the following: (a) expenditures incurred in connection with the performance of Landlord’s Work, (b) commissions to Landlord’s and/or Tenant’s real estate broker, (c) attorneys’ fees and related costs incurred and/or paid by Landlord in connection with the negotiation and preparation of this Lease, and/or (d) the rent abatement granted to Tenant during the Early Occupancy Period and for the first two (2) months of the Lease Term described above (collectively, the “Inducements”). Landlord and Tenant further acknowledge that Landlord would not have granted the Inducements to Tenant but for Tenant’s agreement to perform all of the terms, covenants, conditions and agreements to be performed by it under this Lease for the entire Term, and that Landlord’s agreement to incur such expenditures and grant such concessions is, and shall remain, conditioned upon Tenant’s faithful performance of all of the terms, covenants, conditions and agreements to-be performed by Tenant under this Lease for the entire Term. Accordingly, if an Event of Default by Tenant shall occur hereunder, Landlord shall be relieved of any unfulfilled obligation to grant Inducements hereunder, or to incur further expenses in connection therewith, and Tenant shall pay, as liquidated damages for Landlord’s granting the Inducements and not as a penalty, within ten (10) days after the occurrence of the Event of Default, as Additional Rent, the amount of those Inducements incurred or granted prior to the date of the Event of Default the “Pre-

Default Inducements”). Landlord may or, at Tenant’s request, shall, after the occurrence of an Event of Default, forward a statement to Tenant setting forth the amount of the Pre-Default Inducements, but the failure to deliver such a statement shall not be or be deemed to be a waiver of the right to collect the Pre-Default Inducements or to extend the date upon which such amount shall be due and payable. Notwithstanding the foregoing, Landlord agrees that it will seek to enforce its right to recover Pre-Default Inducements only in connection with a bankruptcy of Tenant where this Lease is rejected or deemed rejected under Section 362 of the Bankruptcy Code.
     3. PREPARATION AND CONDITION OF PREMISES: TENANTS POSSESSION: REPAIRS AND MAINTENANCE.
          3.1 Condition of Premises. Except for Landlord’s Work (as defined in the Tenant Improvement Agreement attached hereto as Exhibit C). Landlord is leasing the Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises and without any express or implied representations or warranties of any kind, including, without limitation, any representation or warranty regarding the condition of the Premises, the Building or the Project or the suitability of any of the foregoing for the conduct of Tenant’s business, except that Landlord shall deliver the Building Systems serving the Premises in good working condition (and with the roof of the Building in watertight condition) and except that Landlord shall be responsible for the repair of any latent defects in the Premises of which Tenant gives Landlord written notice one hundred eighty (180) days after the Substantial Completion Date. If it is determined that the foregoing representation was untrue as of the Commencement Date, Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall perform such work or take such other action as may be necessary to place the Building Systems in good working condition and place the roof of the Building in watertight condition. In addition, Landlord, at no cost to Tenant, shall repair (a) any defects in the Building Systems of which Tenant gives Landlord written notice within six (6) months after the Commencement Date, and (b) any defects in the roof of the Building that renders the roof not watertight of which Tenant gives Landlord written notice within nine (9) months after the Commencement Date. Further, upon request by Tenant following one hundred eighty (180) days after the Substantial Completion Date, Landlord shall assign all warranties relating to the Tenant Improvements to Tenant
          3.2 Tenant’s Possession. Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises were in good order, repair and condition, subject to any latent defects of which Tenant gives Landlord written notice within one hundred eighty (180) days after the Substantial Completion Date.
          3.3 Repairs and Maintenance.

               (a) Tenant’s Obligations.
                    (i) Except to the extent expressly Landlord’s obligation under Section 3.3(b) below, Tenant shall, throughout the Term at its sole cost and expense, (1) keep and maintain the Premises in good order and condition, and repair and replace every part thereof (“Tenant’s Repair Obligations”), including, without limitation, the following: (A) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows) and skylights; (B) interior and exterior doors, door frames and door closers; (C) interior lighting (including, without limitation, light bulbs and ballasts); (D) the Building Systems (as defined in Section 3.3(b) below), or portions of the Building Systems, that exclusively serve the Premises, including, without limitation, any specialty or supplemental Building Systems installed by or for Tenant and all heating, ventilating and air conditioning (“HVAC”) systems and equipment and all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (E) all communications systems serving the Premises; (F) all of Tenant’s security systems in or about or serving the Premises; (G) Tenant’s signage; and (H) interior demising walls and partitions (including painting and wallcoverings), equipment, floors, and any roll-up doors, ramps and dock equipment, (2) furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and (3) to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing.
                    (ii) Tenant shall also be responsible for all pest control within the Premises, and for all trash removal and disposal from the Premises. With respect to any HVAC systems and equipment exclusively serving the Premises, Tenant shall obtain HVAC systems preventive maintenance contracts with quarterly service in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis. Notwithstanding the preceding sentence, Landlord, at no cost to Tenant, shall repair any defects in the HVAC system of which Tenant gives Landlord written notice within six (6) months after the Commencement Date as provided in Section 3.1 above, and thereafter, Tenant shall have the benefit of all warranties available to Landlord regarding the HVAC systems and equipment.
                    (iii) Tenant’s repair, maintenance and replacement obligations shall be performed under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord; provided, however, that (1) with respect to the Building Systems that exclusively serve the Premises, Landlord may elect to perform all or some of the foregoing maintenance, repairs and replacement itself, at Tenant’s expense, and (2) if Tenant fails to perform Tenant’s Repair Obligations within ten (10) days after notice from Landlord (except in an emergency, in which case no notice shall be required), Landlord may immediately perform any such work at Tenants expense plus an administrative fee equal to 10% of the cost of such work. Tenant shall pay to Landlord all costs and expenses incurred by Landlord and required to be paid by Tenant under this Section 3.3(a) within ten (10) business days after receipt of an invoice therefor.
               (b) Landlord’s Obligations.
                    (i) Subject to the provisions of Sections 3.1(a), 9 and 10 hereof, Landlord shall maintain, repair and replace the following items (“Landlord’s Repair Obligations”): (1) the non-structural portions of the roof of the Building, including the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs resulting from the presence of such additional equipment); (2) the HVAC, plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment (collectively, the “Building Systems”) serving the Premises, the Building and/or the Project, excluding any specialty or supplemental Building Systems installed by or for Tenant and also excluding the Building Systems (or portions of the Building Systems) that exclusively serve the Premises; and (3) the parking areas of the Project, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the common areas of the Project Landlord’s Repair Obligations also includes the routine repair and maintenance of the load bearing and exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls.
                    (ii) Subject to the provisions of Sections 3.1(a), 9 and 10 hereof, Landlord, at its own cost and expense, agrees to repair, maintain and replace (to the extent necessary, in Landlord’s reasonable judgment), the structural portions of the roof (specifically excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls); provided, however, that subject to the provisions of Section 8.6 below, any damage arising from the acts of Tenant or any Tenant Parties (as defined in Section 8.2(a) below) shall be repaired by Landlord at Tenant’s sole expense, and Tenant shall pay to Landlord all costs and expenses of any such repair, plus an administrative fee equal to 10% of the cost of such repair, within ten (10) days after receipt of an invoice therefor. Landlord may, but shall not be required to, enter the Premises at all reasonable times and after reasonable prior notice (except in an emergency, in which case no notice shall be required) to make such repairs, alterations, improvements or additions to the Premises or to the Building or to any equipment located in the Building as landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or any Tenant Parties anywhere in the Project, shall constitute Additional Rent payable by Tenant within ten (10) business days after receipt of an invoice therefor.

As a condition precedent to all of Landlord’s repair and maintenance obligations under this Lease, Tenant must have notified Landlord of the need of such repairs or maintenance.
                    (iii) Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and any similar or successor law, statute or ordinance now or hereafter in effect regarding Tenant’s right to make repairs and deduct the cost of such repairs from the Rent due under this Lease.
     4. SERVICES AND UTILITIES. Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant on or about the Premises during the Term, including, without limitation, (a) meter, use and/or connection fees, hook-up fees, or standby fees, and (b) penalties for discontinued interrupted service. If any utility service is not separately metered to the Premises, then Tenant shall pay its pro rata share of the cost of such utility service with all others served by the service not separately metered. However, (i) if Landlord reasonably determines that Tenant is using a disproportionate amount of any utility service (whether or not separately metered), then Landlord, at its election, may (1) periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s reasonable estimate of the cost of Tenant’s excess use of such utility service, and/or (2) install, at Tenant’s expense, a separate meter to measure the utility service supplied to the Premises, and (ii) if Landlord reasonably determines that Tenant is using a disproportionate share of the electrical capacity available for the Building or Project (i.e., electrical usage in excess of that which would typically be used for general office purposes), then, in addition to the foregoing, Landlord may install, at Tenant’s expense, additional equipment to increase me electrical capacity for the Building or Project to offset excess electrical usage by Tenant. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof; provided, however, that if (i) an interruption of the Project services prevents Tenant from occupying all or a material portion of the Premises for the Permitted Use for a period of at least seven (7) consecutive days and (ii) such interruption was caused by the negligence or willful misconduct of Landlord, its agents or employees, then monthly Rent shall thereafter be proportionately abated during the period of such interruption. Nothing in this Section 4 shall limit the parties’ rights and obligations under Section 9 hereof, in the event of a casualty affecting the Building or Premises.
     5. ALTERATIONS AND REPAIRS.
          5.1 Landlord’s Consent and Conditions.
               (a) Except for Minor Alterations (as defined below), Tenant shall not make any improvements or alterations to the Premises (the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord’s prior written consent Tenant shall pay Landlord’s standard charge (or, if Landlord does not have a standard charge, then Landlord’s actual costs incurred) for review of all of the plans and all other items submitted by Tenant Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (i) impacts or affects the base structural components or the Building Systems, (ii) impacts or affects any other tenant’s premises or the common areas of the Project, (iii) is visible from outside the Premises, or (iv) would utilize building materials or equipment which are inconsistent with Landlord’s standard building materials and equipment for the Building.
               (b) Landlord’s approval shall not be required for Work on the ulterior of the Premises costing less than Fifteen Thousand Dollars ($15,000.00) per project (“Minor Alterations”), provided that (i) Landlord would not have the right to reasonably withhold consent to the Work pursuant to clauses (i) through (iv) of Section 5.1(a) above; and (ii) Tenant provides Landlord with written notice of such Minor Alteration, which shall include a copy of any governmental permits required to complete such Minor Alteration, prior to commencing construction of such Minor Alteration. All references to “Work” shall mean and include Minor Alterations, except as expressly provided to the contrary.
               (c) Tenant shall pay for the cost of all Work, including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Work.
               (d) The following requirements shall apply to all Work:
                    (i) At least seven (7) days before beginning any Work, Tenant shall furnish to Landlord (1) written notice of the expected commencement date of the Work to permit Landlord to post and record a notice of nonresponsibility, (2) building permits, (3) certificates of insurance satisfactory to Landlord, and, (4) at Landlord’s request with respect to Work in excess of Twenty-Five Thousand Dollars ($25,000.00), security for payment of all costs to complete the construction of such Work.
                    (ii) Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disturbance”). Tenant shall take the actions necessary to resolve any Labor Disturbance, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disturbance, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Parties as a result of the above actions.
                    (iii) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable laws, ordinances, regulations or requirements of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect (collectively, “Governmental Requirements”).
                    (iv) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.
                    (v) Tenant shall perform all Work in compliance with any “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time the Work is performed.
                    (vi) All Work shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) Landlord may, in its sole discretion, specify engineers, general contractors, subcontractors, and architects to perform work, affecting the Building Systems or any structural component of the Building or Project; and (2) if Landlord consents to any Work that requires work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.
                    (vii) Tenant shall permit Landlord to supervise all Work, including, without limitation, the right (but not an obligation) to inspect the construction work during the progress thereof, and to require corrections of faulty construction or any material deviation from the plans for such Work as approved by Landlord; provided, however, that no such inspection shall be deemed to create any liability on the part of Landlord, or constitute a representation by Landlord or any person hired to perform such inspection that the work so inspected conforms with such plans or complies with any Governmental Requirements, and no such inspection shall give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans.
                    (viii) Landlord may charge a supervisory fee not to exceed five percent (5%) of labor, material, and all other costs of the Work to compensate Landlord for its management and supervision of the progress of the Work; provided, however, that Landlord shall not charge such fee for cosmetic Work in the interior of tine Premises costing less than Five Thousand Dollars ($5,000.00) per project.
                    (ix) Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation related to the Work, including any other information required under any ‘Policies, Rules and Procedures for Construction Projects” which may be in effect at the time.
          5.2 No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (a) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (b) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (c) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorneys fees and other expenses incurred by Landlord, shall constitute Additional Rent payable by Tenant on demand.
          5.3 Ownership of Improvements. All Work as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures, except trade fixtures, constructed in the Premises by either Landlord or Tenant, (a) shall become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (b) shall, at Landlord’s option, either (i) be surrendered to Landlord with the Premises at the termination of this Lease or of Tenant’s right to possession, or (ii) be removed in accordance with Section 14 below; provided, however, that upon Tenant’s written request, in all capital letters, at the time Tenant seeks Landlord’s consent to any proposed Work, or, in the case of Minor Alterations, upon Tenant’s notification to Landlord, Landlord will notify Tenant of the portion of the proposed Work to be removed at the termination of this Lease or Tenant’s right to possession.
     6. USE OF PREMISES.
          6.1 Limitation on Use. Tenant shall use the Premises only for the Permitted Use stated in the Schedule and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish, and Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with Landlord’s use of the Project or interfere with the rights of other tenants and/or occupants of the Building or Project or injure, annoy, or disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shall not permit any nuisance or waste to occur in, on, or about the Project, or allow any offensive noise or odor in or around the Project. At the end of each business day, or more frequently if necessary, Tenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Landlord in locations designated by Landlord from time to time. If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act (“ADA”) or any other comparable law as a result of Tenant’s use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.
          6.2 Signs. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays, graphic, decor or other advertising or communicative material which is visible from the exterior of the Premises without Landlord’s prior written approval Landlord acknowledges that Tenant shall be entitled to non-exclusive signage on the monument sign in the front of the Building, subject to the provisions of this Section 6.2, including Landlord’s prior written approval of the design, color, material and method of installation of such signage. Tenant acknowledges that any delay in installation of said monument signage shall not delay the Commencement Date. Any approved signs shall strictly conform to all Governmental Requirements, any CC&R’s recorded against the Project, and Landlord’s signage standards in effect at the time, and shall be installed and removed at Tenant’s expense. Tenant, at its sole expense, shall maintain such signs in good condition and repair during the Term. Prior to the expiration or earlier termination of this Lease, Tenant at its sole cost shall remove all of its exterior signage and repair any and all damage caused to the Building and/or Project (including and fading or discoloration) by such signs and/or the removal of such signs from the Building and/or Project. As part of the Tenant Improvements to be performed by Landlord pursuant to Exhibit C, Landlord shall install the Building standard sign containing Tenant’s name at the entrance to the Premises.
          6.3 Parking. Tenant shall have the non-exclusive right to park in the Project’s parking facilities in common with other tenants of the Project upon terms and conditions, as may from time to time be established by Landlord. Tenant agrees not to overburden the parking facilities (i.e., use more than the number of unassigned parking stalls indicated on the Schedule) and agrees to cooperate with Landlord and other tenants in the Project in the use of the parking facilities. Landlord reserves the right in its discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking passes among Tenant and the other tenants in the Project Tenant’s use of the parking facilities shall be at no charge, provided that Landlord shall have the right to charge Tenant the portion that Landlord reasonably deems allocable to Tenant of any charges (e.g., fees or-taxes) imposed by the Regional Air Quality Control Board or other governmental or quasi-governmental agency in connection with the parking facilities (e.g., in connection with operation or use of the parking facilities). Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or if any parking charges are imposed as a result of) any moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by

Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from tune to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord with respect to parking at the Project. The parking passes rented by Tenant pursuant to this Section 6.3 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.
          6.4 Prohibition Against Use of Roof and Structure of Building. Tenant shall be prohibited from using all or any portion of the roof of the Building or any portion of the structure of the Building during the Term of this Lease (or any extensions thereof) for any purposes (including without limitation for the installation, maintenance and repair of a satellite dish and/or other telecommunications equipment), without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion. Notwithstanding the foregoing, Landlord shall grant Tenant with reasonable access to the roof of the Building as may be reasonably necessary to allow Tenant to perform its HVAC and other maintenance obligations hereunder, provided that such access shall be subject to any reasonable rules and restrictions mat Landlord may impose from time to time; provided, however, that Tenant may, subject to Landlord’s reasonable prior written consent, use the roof for the installation of a non-revenue producing satellite dish to service Tenant’s business in the Premises. Landlord has made no representations or promise as to the suitability or effectiveness of any part of the roof for Tenant’s proposed use, or as to any Governmental Requirements applicable to Tenant’s proposed use.
               (a) Tenant shall submit to Landlord, with any request for consent of any rooftop equipment, plans and specifications therefor, which must include, without limitation, the design, size and features of the rooftop equipment and mounting structure, floor and power load requirements, cabling installations, the means of affixing or mounting the rooftop equipment, and the means of connecting the rooftop equipment to the Building’s electrical system and to the Premises. Tenant acknowledges and agrees that, if Landlord consents to Tenant’s use of any potion of the roof of the Building, such use shall be non-exclusive and subject to Landlord’s approval of location, plans and installation pursuant to Section 5 of this Lease and such rules and regulations as Landlord may prescribe, including, without limitation, with regard to (i) the location, size, type and methods of installation of the proposed rooftop equipment, (ii) requirements to prevent electrical, electromagnetic, radio frequency or other interference with other telecommunication equipment on or about the Building, (iii) rooftop space availability, (iv) restrictions on penetration of the roof surface, (v) rooftop access rights, and (vi) removal requirements upon the expiration or earlier termination of this Lease.

               (b) Nothing herein shall limit or restrict Landlord’s rights under Section 11.13, or require Landlord to obtain Tenant’s consent prior to exercising such rights.
     7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.
          7.1 Compliance in Premises.
               (a) Landlord’s Responsibilities. As of the Commencement Date, the Premises shall comply in all material respects with all applicable Governmental Requirements (as interpreted by applicable governmental or quasi-governmental authorities as of the Commencement Date), without regard to any specific use of the Premises by Tenant. If Landlord or Tenant receives written notice from any governmental or quasi-governmental authority that any portion of the Premises violated Governmental Requirements as of the Commencement Date, Landlord shall not be liable to Tenant for any damages, but Landlord, at no cost to Tenant, shall, as Tenant’s sole remedy, perform such work or take such other action as may be necessary to cure such violation, but only to the extent that a governmental or quasi-governmental authority requires such work or action, or to the extent that such violation materially and adversely affects Tenant’s use or occupancy of the Premises. Notwithstanding the foregoing, (i) Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law, and Landlord’s obligation to perform work or take such other action to cure a violation under this Section 7.1(a) shall apply after the exhaustion of any and all rights to appeal or contest; and (ii) issuance of a temporary or final certificate of occupancy with respect to the Tenant Improvements (or if such certificates are not customarily issued for such work by the local governmental authority, then the final inspection and sign-off on the job card for such work by the building inspectors(s)), shall conclusively establish the compliance of the Premises with the applicable Governmental Requirements, including the ADA.
               (b) Tenant’s Responsibilities. Tenant shall, at its sole cost and expense, (1) comply with all Governmental Requirements; with any occupancy certificate issued for the Premises; and with the provisions of all recorded documents affecting the Premises, insofar as any thereof relates to or affects the condition, use or occupancy of the Premises; and (2) take all proper and necessary action to cause the Premises, including any repairs, replacements, alterations and improvements thereto, to be maintained, constructed, used and occupied in compliance with applicable Governmental Requirements, including any applicable code and ADA requirements, whether or rot such requirements are based on Tenant’s use of the Premises, and further to assume all responsibility to ensure that the Premises continues to comply with all Governmental Requirements, including applicable code and ADA requirements, throughout the Term Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Section 7.1. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant
          7.2 Compliance in Common Areas. Subject to reimbursement as an Operating Cost as provided in Section 2 above, Landlord shall perform any work required under any applicable Governmental Requirements, including the ADA, to be performed in the common areas of the Project, except mat Tenant shall be solely responsible for all such compliance work which is required as a result of Tenant’s use or activities or Tenant’s proposed alterations or repairs. With respect to any code compliance work required outside the Premises for which Tenant is responsible hereunder, Landlord shall have the right to perform such work, or require that Tenant perform such work with contractors, subcontractors, engineers and architects approved by Landlord; and if Landlord elects to perform such work outside the Premises, Tenant shall reimburse Landlord for the cost of such work within ten (10) business days following receipt of invoices therefor. Landlord makes no representations or warranties regarding whether the Project or the Premises complies with applicable Governmental Requirements as of the date of this Lease; provided, however, that Landlord represents to Tenant that, as of the date of this Lease, Landlord has not received any written notice from any governmental authority that the Building is in violation of any Governmental Requirements, which violation remains uncured. If it is determined that the foregoing representation was untrue when made, Landlord shall, as Tenant’s sole and exclusive remedy, perform such work as may be required by such Governmental Requirements, but only to the extent that failure to do so would result in an obligation or liability accruing to Tenant or result in an imminent and material adverse impact on Tenant’s occupancy of or access to the Premises.
          7.3 Rules and Regulations. Tenant shall also comply with all reasonable rules for the Project which may be established and amended from time to time by Landlord. The present rules and regulations are contained in Exhibit B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and any other tenants in the Project under leases containing rules and regulations similar to this Lease. If Tenant performs alterations or repairs, Tenant shall comply with the provisions of Sections of this Lease.
     8. WAIVER OF CLAIMS; INDEMNIFICATION: INSURANCE.
          8.1 Waiver of Claims. Neither Landlord nor the other Landlord Parties (as defined below) shall be liable to Tenant or to any Tenant Parties (as defined below), and Tenant waives all claims against Landlord and such other Landlord Parties, for any injury to or death of any person or for loss of use of or damage to or destruction of property in or about the Premises or Project by or from any cause whatsoever, including without limitation, earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, basement or other portion of the Premises or Project, except only, with respect to any Landlord Party, to the extent such injury, death or damage is caused by the gross negligence or willful misconduct of such Landlord Party and not covered by the insurance required to be carried by Tenant hereunder or except to the extent such limitation on liability is prohibited by law. The provisions of this Section 8.1 shall survive the expiration or earlier termination of this Lease until all claims within the scope of this Section 8.1 are fully, finally, and absolutely barred by the applicable statutes of limitations.
          8.2 Indemnification.
               (a) Tenant shall indemnify, protect, defend (by counsel reasonably satisfactory to Landlord) and hold harmless Landlord and its officers, directors, employees and agents (each, a “Landlord Party” and collectively, the “Landlord Parties”), and each of them, against any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Claims”) arising from any of the following, including, but not limited to, Claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives, for the benefit of the Landlord Parties, any immunity to which Tenant may be entitled under any worker’s compensation laws: (i) any cause in, on or about the Premises, (ii) any act or omission or negligence of Tenant or any person or entity claiming by or through Tenant (including any assignee or subtenant), or any of their respective members, partners, employees, contractors, agents, customers, visitors, licensees or other persons in or about the Project by reason of Tenant’s occupancy of the Premises (each a “Tenant Party” and, collectively, “Tenant Parties”), or (iii) Tenant’s breach of its obligations under this Lease, either prior to, during, or after the expiration of the Lease Term (including, without limitation, Tenant’s failure to surrender the Premises in accordance with Section 14 below); provided, however, that, with respect to any Landlord Party, Tenant’s obligations under this Section shall be inapplicable to the extent such Claims arise solely from the gross negligence or willful misconduct of such Landlord Party and are not covered by the insurance required to be carried by Tenant hereunder, or to the extent such obligations are prohibited by applicable law.
               (b) Subject to the waivers of liability and subrogation set forth in Sections 8.1 and 8.6, respectively, Landlord shall indemnify and hold harmless Tenant, its officers, agents and employees from and against all Claims to the extent arising from the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.
               (c) Tenant’s duty to defend Landlord and the other Landlord Parties under this Section 8.2 is separate and independent of Tenant’s duty to indemnify the Landlord Parties. The duty to defend includes claims for which the Landlord Parties may be liable without fault or strictly liable. The duty to defend applies regardless of whether the issues of negligence, liability, fault, default, or other obligation on the part of Tenant Parties have been determined. The duty to defend applies immediately, regardless of whether any Landlord Parties have paid any sums or incurred any detriment arising out of or relating (directly or indirectly) to any Claims. The parties expressly intend that Landlord Parties shall be entitled to obtain summary adjudication or summary judgment regarding Tenant’s duty to defend the Landlord Parties at any stage of any claim or suit within the scope of this Section.
               (d) Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 8.2 are fully, finally, and absolutely barred by the applicable statutes of limitations.
          8.3 Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:
               (a) Commercial General Liability Insurance, with (i) Contractual Liability including the indemnification provisions contained in this Lease, (ii) a severability of interest endorsement, and (iii) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence, not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Three Million Dollars ($3,000,000).
               (b) Special Causes of Loss (ISO form CP 10 30 10/00 or its substantive equivalent) Insurance covering the replacement cost of all leasehold improvements, trade fixtures and personal property in or on the Premises, with a deductible not greater than Two Thousand Five Hundred Dollars ($2,500.00).
               (c) Business Income insurance and extra expense coverage with coverage amounts that shall reimburse Tenant for all rental, expense and other payment obligations of Tenant under this Lease for a period of not less than one (1) year.
               (d) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident:	$500,000
Disease—Policy Limit:	$500,000
Disease—Each Employee:	$500,000
     Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent, and, if Landlord requests, any Security Holder (as defined in Section 16.1 below), shall be named as additional insureds under the insurance required of the Tenant in Section 8.3(a), and Tenant’s property insurance policies shall be endorsed to provide that any loss shall be payable to Landlord and such other additional parties as Landlord may specify, as their respective interests may appear. The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A VI or better.

               (e) Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:
                    (i) Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.
                    (ii) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident:	$500,000
Disease—Policy Limit:	$500,000
Disease—Each Employee:	$500,000
     Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents. Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, and, if Landlord requests, any Security Holder shall be named as additional insured on Tenant’s contractor’s insurance policies.
          8.4 Insurance Certificates. Tenant shall deliver to Landlord certificates of liability insurance on ACORD Form 25 and a certificate of property insurance on ACORD Form 27 evidencing all required insurance no later than five (5) days prior to the Commencement Date (or five (5) days prior to the date of any early access to the Premises Landlord grants to Tenant in accordance with the terms, of this Lease) and each renewal date. Each certificate shall provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord and Tenant.
          8.5 Landlord’s Insurance. Subject to reimbursement as an Operating Cost in accordance with the provisions of Section 2 hereof, Landlord shall procure and maintain in effect throughout the Term of this Lease commercial general liability insurance, property insurance and/or such other types of insurance as are normally carried by reasonably prudent owners of commercial properties substantially similar to the Project. Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time reasonably determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Building, add additional forms of insurance as Landlord shall deem reasonably necessary, and/or obtain umbrella or other policies covering both the Building and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated.

          8.6 Waiver of Subrogation. Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.
     9. FIRE AND OTHER CASUALTY.
          9.1 Termination. If a fire or other casually causes damage to the Building or the Premises, and sufficient insurance proceeds will be available to Landlord to cover the cost of any restoration to the Building and Premises, Landlord shall engage a contractor or registered architect to estimate, within one (1) month of the casualty (or as soon thereafter as is reasonably practicable), to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods without the payment of overtime and other premiums. If the time needed exceeds nine (9) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of damage to the Premises, either Landlord or Tenant may terminate this Lease, and in the case of damage to the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s estimate. If sufficient insurance proceeds will not be available to Landlord to cover the cost of any restoration to the Building or the Premises, Landlord may terminate this Lease by written notice to Tenant. Any termination pursuant to this Section 9.1 shall be effective thirty (30) days from the date of such termination notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been rendered untenantable as a result of the casualty (except to the extent that (a) the casualty was caused by the negligence or intentional misconduct of Tenant, its agents, employees, contractors, subtenants or assignees, or (b) so long as the same does not arise from Landlord’s breach of its obligations under Section 8.5 above, Landlord does not receive insurance proceeds sufficient to cover the rent interruption during such period).
          9.2 Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises to substantially their prior condition, except for modifications required by then applicable Governmental Requirements or any other modifications to the common areas of the Building, if any, deemed desirable by Landlord; provided, however, that, within ten (10) days following notice to Tenant from Landlord (whether or not this Lease is terminated pursuant to

Section 9.1 above), Tenant shall irrevocably and unconditionally assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 8.3(b) above which pertain to the repair and restoration of the leasehold improvements in the Premises, including any leasehold improvements performed by or on behalf of Tenant pursuant to Section 5 above; and provided further, that if the cost of repair and restoration by Landlord of the leasehold improvements in the Premises exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the cost of such repair and restoration shall be promptly paid by Tenant to Landlord, but in any event prior to Landlord’s commencement of repair of the damage. Notwithstanding the foregoing, Landlord shall have no obligation with respect to, and if Landlord elects or is required to perform any restoration hereunder, Tenant shall be responsible for and shall, repair and replace at its sole cost all of Tenant’s equipment, furniture, trade fixtures and other personal property in the Premises, including, without limitation, any telecommunications wires, cables and related devices located in or serving the Premises. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that (a) the casualty was caused by the negligence or intentional misconduct of Tenant, its agents, employees, contractors, subtenants or assignees, (b) Landlord is delayed in completing the repair or restoration as a result of any act, omission, neglect or failure of Tenant or any of Tenant’s agents, employees, contractors or subcontractors or (c) Landlord does not receive insurance proceeds sufficient to cover the rent interruption during such period, so long as the same does not arise from Landlord’s breach of its obligations under Section 8.5 above. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.
     10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot, in Tenant’s reasonable judgment, reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award; provided, however, that the foregoing shall not be deemed to prohibit Tenant from filing a separate claim, at its sole cost and expense, for an award or portion thereof separately designated for (a) relocation costs, (b) moving expenses or (c) the unamortized portion of the value of all Work performed in the Premises by Tenant during the Term (such amortization to be calculated on a straight-line basis over the Term of this Lease, without regard to any future extension terms as of the date of the taking, and such value to be determined, at Tenant’s expense, by an appraiser selected by Landlord and approved by Tenant). All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.
     11. RIGHTS RESERVED TO LANDLORD. Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to Tenant of any kind:
          11.1 Name. To change the name of the Building or the Project or the street address of the Building.
          11.2 Signs. To install, modify and/or maintain any signs on the exterior and in the interior of the Building or on the Project, and to approve at its sole discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building.
          11.3 Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.
          11.4 Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt.
          11.5 Access. To have access to the Premises with twenty-four hours’ prior notice (except in the case of an emergency, in which case Landlord shall have the right to immediate access) to inspect the Premises, to post notices of non-responsibility in connection with any Work, to make repairs, alterations, additions or improvements to the Premises or Building, and to perform any other obligations of Landlord hereunder, all without abatement of Rent.
          11.6 Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.
          11.7 Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.
          11.8 Show Premises. To show the Premises, at any .reasonable time, to prospective purchasers, brokers, lenders, mortgagees, investors, rating agencies or others, and, during the last six (6) months of the Term, as it may be extended, to prospective tenants, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises.
          11.9 Relocation of Tenant. Intentionally Omitted.

          11.10 Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within a reasonable time after such receipt or collection a check equal to the amount sent by Tenant
          11.11 Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.
          11.12 Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.
          11.13 Use of Roof. To install, operate, maintain and repair any satellite dish, antennae, equipment, or other facility on the roof of the Building or to use the roof of the Building in any other manner, or to allow any entity selected by Landlord to undertake the foregoing, provided that such installation, operation, maintenance, repair or use does not unreasonably interfere with Tenant’s use of the Premises.
          11.14 Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building and the Project.
     12. EVENTS OF DEFAULT.
          12.1 Tenant’s Default. The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a breach of this Lease by Tenant.
               (a) Tenant fails to pay any Rent when due, and such failure continues for five (5) business days or more following Landlord’s notice of such failure.
               (b) Tenant fails to perform its obligations under Section 11.9 (Relocation), Section 16 (Subordination), Section 17 (Assignment and Sublease), Section 19 (Estoppel Certificate) or Section 28 (Hazardous Substances) and fails to cure such default within ten (10) days following Landlord’s notice of such default.
               (c) Tenant abandons the Premises.

               (d) Tenant fails to perform any obligation to Landlord under this Lease other than those described in Sections 12.1(a), 12.1(b) or 12.1(c) above, and such failure continues for ten (10) days after written notice from Landlord or Landlord’s agent, except that if Tenant begins to cure its failure within the ten (10) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the ten (10) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure.
               (e) One of the following credit defaults occurs:
                       (i) Tenant (or any guarantor of Tenant’s obligations hereunder) commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant (or the guarantor) or for any substantial part of its property, or any such proceeding is commenced against Tenant (or the guarantor) and either remains undismissed for a period of thirty (30) days or results in the entry of an order for relief against Tenant (or the guarantor) which is not fully stayed within seven (7) days after entry;
                       (ii) Tenant (or any guarantor of Tenant’s obligations hereunder) becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;
                       (iii) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest.
     Tenant acknowledges and agrees that, notwithstanding the foregoing provisions of this Section 12, Tenant shall be in default for purposes of Section 1161 of the California Code of Civil Procedure immediately following Tenant’s failure to perform or comply with any covenants, agreements, terms or conditions of this Lease to be performed or observed by Tenant, including, without limitation, Tenant’s failure to pay Rent when due, and that any notices required to be given by Landlord under this Section 12 shall, in each case, be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, and shall be deemed to satisfy the requirement, if any, that notice be given pursuant to such section.
          12.2 Landlord Defaults. Landlord shall be in default hereunder if Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, Tenant will give notice and a reasonable time to cure any default by Landlord to any holder of a mortgage or deed of trust encumbering Landlord’s interest in the Project of which Tenant has been given notice.
          12.3 Force Majeure. Notwithstanding anything contained in this Lease to the contrary, neither party shall be in default hereunder to the extent such party is unable to perform any of its obligations on account of any prevention, delay, stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations, controls, actions or inaction, civil commotion, fire or other acts of god, national emergency, acts of war or terrorism or any other cause of any kind beyond its reasonable control (except financial inability) (collectively, “Force Majeure”); provided, however, that nothing contained in this Section 12.3 shall (1) relieve Tenant from the obligation to timely pay Rent under this Lease, (2) permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease, (3) relieve Tenant from any obligation required to be performed by Tenant hereunder if Tenant’s failure to perform such obligation would constitute a breach under Sections 6.1 or 7.1 above, or would interfere with any other tenant of the Projects use, occupancy or enjoyment of its respective premises or the Project.
     13. LANDLORD REMEDIES. UPON ANY EVENT OF DEFAULT BY TENANT, LANDLORD SHALL HAVE THE FOLLOWING REMEDIES, IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES PROVIDED BY LAW OR OTHERWISE PROVIDED IN THIS LEASE, TO WHICH LANDLORD MAY RESORT CUMULATIVELY OR IN THE ALTERNATIVE:
          13.1 Termination of Lease. Landlord may elect by notice to Tenant to terminate this Lease, in which event, Tenant shall immediately vacate the Premises and deliver possession to Landlord.
          13.2 Civil Code Section 1951. 4 Remedy. Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have all of its rights and remedies, including the right, pursuant to California Civil Code Section 1951.4, to recover all rent as it becomes due under this Lease, if Tenant has the right to sublet or assign, subject only to reasonable limitations. Acts of maintenance or preservation or efforts to re let the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.
          13.3 Lease Termination Damages. If Landlord elects to terminate this Lease, then this Lease shall terminate on the date for termination set forth in such notice. Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. On termination, Landlord has the right to recover from Tenant as damages:
               (a) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus
               (b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus
               (c) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus
               (d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus
               (e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.
     The “worth at the time of award” of the amounts referred to in Sections 13.3(a) and 13.3(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 13.3(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant hereunder.
     13.4 Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity, including, without limitation, the remedy described in California Civil Code Section 1951.4 (pursuant to which Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has the right to sublet or assign the Lease, subject to reasonable limitations). Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. The possession of Tenant’s funds, negotiation of Tenant’s negotiable instruments, or acceptance of Tenant’s payment by Landlord or its agents shall not constitute a waiver of any breach by Tenant, and if such possession, negotiation or acceptance occurs after Landlord’s notice to Tenant, or termination of this Lease or of Tenant’s right to possession, such possession, negotiation or acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the Interest Rate until paid.
          13.5 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES TRIAL BY JURY IF ANY LEGAL PROCEEDING IS BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM. THE PROVISIONS OF THIS SECTION 13.5 SHALL SURVIVE THE EXPIATION OR EARLIER TERMINATION OF THIS LEASE.
     14. SURRENDER. Upon the expiration or earlier termination of this Lease for any reason, Tenant shall surrender the Premises to Landlord in its condition existing as of the date Landlord delivers possession of the Premises to Tenant, normal wear and tear and damage by fire or other casualty excepted, with all interior walls repaired if marked or damaged, all broken, marred or nonconforming acoustical ceiling tiles replaced, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm acceptable to Landlord, and all floors cleaned, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises and the Project all of Tenant’s trade fixtures, furniture, moveable equipment and other personal property, and any Work which Landlord elects to be removed pursuant to Section 5.3, and shall restore the Premises to its condition prior to their installation, including, without limitation, repairing all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election: (a) conveyed such property to Landlord without compensation or (b) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects to consider such property abandoned, Tenant shall be liable to Landlord for the costs of: (i) removal of any such Work or personal property, (ii) storage, transportation, and disposition of the same, and (iii) repair and restoration of the Premises, together with interest thereon at the Interest Rate from the date of expenditure by Landlord.
     15. HOLDOVER. Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord’s prior written consent which Landlord may withhold in its sole and absolute discretion. If, however, Tenant retains possession of any part of the Premises after the Term, Tenant shall become a tenant at sufferance only, for the entire Premises upon all of the terms of this Lease as might be applicable to such tenancy, except that Tenant shall pay (a) for the first thirty (30) days of such holding over, an amount equal to one hundred fifty percent (150%) of the Base Rent, Operating Cost Share Rent, and Tax Share Rent payable by Tenant immediately prior to such holding over, and (b) thereafter, an amount equal to two hundred percent (200%) of the Base Rent, Operating Cost Share Rent, and Tax Share Rent payable by Tenant immediately prior to such holding over (without regard to any abatements of Rent on account of casualty or otherwise), computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also protect, defend, indemnify and hold Landlord harmless from and against all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.
     16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.
          16.1 Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage (each, a “Superior Interest”) respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee (a “Security Holder”) as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or such Security Holder, Tenant shall within fifteen (15) days after the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its sole option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. With respect to any Superior Interest to which this Lease is now or shall hereafter become subordinate, Landlord shall use commercially reasonable efforts to obtain from the Security Holder of such Superior Interest, for the benefit of Tenant, a non-disturbance agreement, in the customary form of such Security Holder, providing generally that as long as Tenant is not in default under this Lease, this Lease will not be terminated if such Security Holder acquires title to the Building or Project by reason of foreclosure proceedings, acceptance of a deed in lieu of foreclosure, or termination of the leasehold interest of Landlord, provided that Tenant attorns to such Security Holder in accordance with its requirements. Except for making such commercially reasonable efforts, Landlord will be under no duty or obligation hereunder with respect to any Superior Interest, nor will the failure or refusal of the Security Holder of any Superior Interest to grant a non-disturbance agreement render Landlord liable to Tenant, or affect this Lease, in any manner. Tenant will bear all costs and expenses (including attorneys’ fees) of the Security Holder of such Superior Interest in connection with Landlord’s reasonable efforts to obtain a non-disturbance agreement. Notwithstanding any provision in this Lease to the contrary, if Tenant fails to execute and deliver the documents requested under this Section 16.1 within the fifteen (15) day period, Tenant’s failure to execute and deliver such documents within ten (10) days after notice to Tenant of Tenant’s failure to execute and deliver the same within the fifteen (15) day period shall constitute a default under Section 12 above.
          16.2 Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the Security Holder or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such Security Holder or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such Security Holder or purchaser. The Security Holder or purchaser shall be liable as Landlord only during the tune such Security Holder or purchaser is the owner of the Project. At the request of Landlord or any Security Holder, Tenant shall execute and deliver within fifteen (15) days after the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.
          16.3 Security Deposit. Any Security Holder shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit, if any, is received by such Security Holder.
          16.4 Notice and Right to Cure. Tenant agrees to send by registered or certified mail to any Security Holder identified in a notice from Landlord to Tenant, a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such definite within the required time period under this Lease, but any Security Holder begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then such Security Holder shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.
          16.5 Definitions. As used in this Section 16, “mortgage” shall include “trust deed” and “deed of trust”; “mortgagee” shall include “trustee”, ‘beneficiary” and the mortgagee of any ground lessee; and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.
     17. ASSIGNMENT AND SUBLEASE.
          17.1 In General. Tenant shall not, without Landlord’s prior written consent, in each case: (a) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (b) sublet any part of the Premises, or (c) permit anyone other than Tenant and its employees to occupy any part of the Premises (all of the foregoing are hereinafter sometimes referred to individually as a “Transfer”, and collectively as “Transfers”, any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”, and any person by whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferor”). Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any Transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent Transfer. Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in considering any proposed Transfer, up to a maximum amount of Two Thousand Five Hundred Dollars ($2,500.00) per proposed Transfer (unless there is a dispute in connection with the proposed Transfer, in which event the provisions of Section 25.26 below shall apply). Any Transfer without Landlord’s prior written consent shall be void. Except for a Permitted Transfer (as defined below), if Tenant shall assign this Lease or sublet or otherwise Transfer the Premises, or any portion thereof, any rights of Tenant to renew this Lease, to extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the Transferee, all such rights being personal to the Tenant named herein. In addition, Tenant shall not, without Landlord’s prior written consent, which Landlord may withhold in its sole discretion, mortgage, pledge or encumber this Lease, the term or estate hereby granted or any interest hereunder.
          17.2 Landlord’s Consent. Landlord will not unreasonably withhold its consent to any proposed Transfer. It shall be reasonable for Landlord to withhold its consent to any Transfer if (a) Tenant is in default under this Lease, (b) the financial responsibility, nature of business, and character of the proposed Transferee are not all reasonably satisfactory to Landlord, (c) in the reasonable judgment of Landlord the purpose for which the Transferee intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (d) the proposed Transferee is a government entity, (e) the proposed Transfer is between a Transferee of Tenant and a third party, or (f) the proposed effective rent under the sublease or other Transfer is less than eighty percent (80%) of the effective rent then being quoted by Landlord for comparable space in the Project for a comparable term, calculated using a present value analysis; provided, however, that if no comparable space in the Project is available for lease for a comparable term at the time of the proposed Transfer, then the foregoing restriction on the proposed effective rent under the sublease or other Transfer shall be inapplicable. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent
          17.3 Procedure. Tenant shall notify Landlord of any proposed Transfer at least twenty-five (25) days prior to its proposed effective date. The notice shall include the name and address of the proposed Transferee, its corporate affiliates in the case of a corporation and its partners in the case of a partnership, a description of the portion of the Premises that is subject to the Transfer (the “Transfer Premises”), a calculation of the Transfer Premium (as defined in Section 17.6 below) payable in connection with the Transfer, an executed copy of the proposed Transfer agreement, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed Transferee (including, without limitation, the most recent financial statements for the proposed Transferee). Landlord shall notify Tenant whether it will approve the Transfer, disapprove the Transfer, or recapture the Premises in accordance with the terms of Section 17.7 below, within twenty (20) days after receipt of the foregoing information. As a condition to the effectiveness of any assignment of this Lease, the assignee shall execute and deliver to Landlord, at least ten (10) days prior to the effective date of the assignment, Landlord’s standard form of Consent to Assignment, providing for, among other things, an assumption of all of the obligations of Tenant under this Lease. As a condition to the effectiveness of any other Transfer, Transferee shall execute and deliver to Landlord, at least ten (10) days prior to the effective date of such Transfer, Landlord’s standard consent form, providing, among other things, (a) the Transferee’s obligation to indemnify Landlord and the other Landlord Parties consistent with Tenant’s indemnification obligations in Section 8.2 above, and (b) the Transferee’s agreement that any such Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any such Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Transfer Premises by any lawful means, or (ii) require that the Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall default and fail to cure within the time permitted for cure under Section 12 above, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.
          17.4 Change of Management or Ownership. Subject to Section 17.5 below, and except in the case of a public offering of Tenant’s stock at any time the shares of Tenant are publicly traded on a national exchange, any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in 50% or more of the ownership interest in Tenant shall constitute an assignment of this Lease.
          17.5 Permitted Transfers. If Tenant is not then in default of this Lease, Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a “Permitted Transfer”) to (a) a parent or subsidiary of Tenant, or an entity under common control with Tenant, (b) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, or (iii) an entity which acquires all or substantially all of Tenants assets (collectively, “Permitted Transferees”, and, individually, a “Permitted Transferee”); provided that (1) at least ten (10) business days prior to the Transfer, Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Section 17.5, (2) at least ten (10) business days prior to the Transfer, Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which such entity assumes all of Tenant’s obligations under this Lease with respect to the Transfer Premises, (3) in the case of a Transfer pursuant to clause (b) above, the successor entity must have a tangible net worth at the time of the Transfer (i.e., not including intangible assets in the calculation, such as goodwill, patents, copyrights, and trademarks) computed in accordance with generally accepted accounting principles (“Net Worth”) that is at least equal to the greater of (i) the Net Worth of Tenant immediately prior to such Transfer, or (ii) the Net Worth on the date of this Lease of the original named Tenant, and (4) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Section 17.
     17.6 Transfer Premium.
               (a) If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Landlord shall be entitled to receive, as Additional Rent hereunder, fifty percent (50%) of any Transfer Premium derived from such Transfer. As used herein, the term “Transfer Premium” means (i) in the case of an assignment, any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee on account of such assignment, and (ii) in the case of any other Transfer, all rent, additional rent or other consideration paid by the Transferee to the Transferor pursuant to such Transfer in excess of the base rent and additional rent payable by such Transferor during the term of the Transfer on a per rentable square foot basis, after deducting, on an amortized basis, without interest, over the term of the Transfer, any brokerage commission (not to exceed commissions typically paid in the market at the time of such subletting or assignment), reasonable attorneys’ fees, and the reasonable cost of Work made to the Transfer Premises to effect the Transfer (not to exceed Four Dollars ($4.00) per rentable square foot of the Transfer Premises) paid by Tenant in connection with the Transfer (“Recoverable Expenses”), unless the deduction of such Recoverable Expenses is waived by Transferor pursuant to Section 17.6(b) below. Payment of foe portion of the Transfer Premium due Landlord hereunder shall be a joint and several obligation of Tenant and the Transferee, and shall be made to Landlord as follows: (1) in the case of an assignment, the Transferor shall pay the portion of the Transfer Premium owing to Landlord within ten (10) business days after the Transferor receives the consideration described in clause (i) above; and (2) in the case of any other Transfer, on the first day of each month during the term of the Transfer, the Transferee shall pay directly to Landlord the amount by which the rent, additional rent or other consideration due from the Transferee for such month exceeds (A) the base rent and additional rent payable by the applicable Transferor for said month which is allocable to the Transfer Premises plus (B) the amortized amount of Recoverable Expenses allocated to such month, unless such Recoverable Expenses are waived by Transferor pursuant to Section 17.6(b).
               (b) Within sixty (60) days after the effective date of any Transfer, Transferor shall provide Landlord a written statement, together with reasonably detailed invoices therefor, certifying the total amount of Recoverable Expenses in connection with any Transfer and Tenant’s calculation of the Transfer Premium. If Transferor fails to provide such statement and invoices to Landlord within the sixty (60) day period, Transferor shall be deemed to have waived the deduction of Recoverable Expenses in determining the Transfer Premium. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant, and any other Transferor, relating to a Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall within ten (10) business days after demand pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.
          17.7 Recapture. In the case of a proposed assignment, sublease or other Transfer, Landlord may terminate this Lease as to the Transfer Premises by giving Tenant written notice (the “Recapture Noticed”) within twenty (20) days after Landlord’s receipt of the information required under Section 17.3. Such termination shall be effective as of the termination date set forth in Landlord’s Recapture Notice, and all obligations of Landlord and Tenant under this Lease as to such terminated space shall expire as of such termination date, except those that expressly survive any termination of this Lease. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.
          17.8 Tenant Remedies. Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Section 17 or otherwise has breached or acted unreasonably under this Section 17, Tenant’s sole remedy shall be declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.310 or other applicable laws to terminate this Lease. Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims involving any third party or parties (including .without limitation Tenant’s broker or proposed transferee) who claim they were damaged by Landlord’s withholding or conditioning of Landlord’s consent, unless it is determined by a court of competent jurisdiction that Landlord has withheld or conditioned its consent to Tenant’s proposed Transfer in bad faith.
     18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released from any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.
     19. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days after receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other parry or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that this Lease as amended to date is in full force and effect, that Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Tenant’s failure to execute or deliver an estoppel certificate in the required time period shall constitute an acknowledgment by Tenant that the statements included in the estoppel certificate are true and correct, without exception. Tenant’s failure to execute or deliver an estoppel certificate or other document or instrument required under this Section 19 in a timely manner shall be a material breach of this Lease.
     20. LEASE DEPOSIT.
          20.1 Prepaid Rent and Security Deposit. Tenant shall deposit with Landlord on the date Tenant executes and delivers this Lease the cash sums set forth in the Schedule for both Prepaid Rent and Security Deposit (collectively, the “Lease Deposit”). The Prepaid Rent shall be applied by Landlord against the first full monthly installment of Base Rent payable hereunder. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all its obligations under this Lease.
          20.2 Application of Security Deposit. Tenant agrees that, if Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. If Landlord uses or applies all or any portion of the Security Deposit as provided above, Tenant shall, within five (5) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease with no opportunity to cure. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following the later to occur of (a) the expiration of the Term of this Lease or (b) Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Landlord shall not be deemed to hold the Security Deposit in trust nor be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to any interest on the Security Deposit. The Security Deposit shall not be construed as an advance payment of Rent nor liquidated damages, and if Landlord’s claims hereunder exceed the Security Deposit, Tenant shall remain liable for the balance of such claims.

          20.3 Transfer of Security Deposit. If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. If Landlord so transfers the Security Deposit, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.
     21. TENANTS PERSONAL PROPERTY AND FIXTURES. Intentionally Omitted.
     22. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:
          22.1 Landlord. To Landlord as follows:
CarrAmerica Realty Operating Partnership, L.P.
1810 Gateway Drive, Suite 150
San Mateo, CA 94404
Attn: Market Officer
with a copy to:
CarrAmerica Realty Operating Partnership, L.P.
1850 K Street, N.W., Suite 500
Washington, D.C. 20006
Attn: Lease Administration
or to such other person at such other address as Landlord may designate by notice to Tenant
          22.2 Tenant. To Tenant as follows:
StarVox Communications, Inc.
2728 Orchard Parkway
San Jose, CA 95134
Attn: Chief Financial Officer
or to such other person at such other address as Tenant may designate by notice to Landlord.
     Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one (1) business day in the case of overnight courier. Tenant hereby appoints as its agent to receive the service of process in any action, or any notice required by law to be given prior to the commencement of any action, for recovery of possession of the Premises or any part thereof, and to receive service of all notices hereunder (including dispossessory or distraint proceedings and notices thereunder), the person in charge of or occupying the Premises at the time, and, if no person shall be in charge of or occupying the same, then such service may be made by attaching the same on the main entrance of the Premises.
     23. QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord, subject to all of the terms of this Lease.
     24. REAL ESTATE BROKERS. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any Claims by any other broker or third party for any payment of any kind in connection with this Lease.
     25. MISCELLANEOUS.
          25.1 Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.
          25.2 Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), and except as otherwise expressly provided in this Lease, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten (10) business days after Tenant’s receipt of Landlord’s statement.
          25.3 Meaning of “Landlord”, “Re-Entry”, “including” and “Affiliate”. The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.
          25.4 Time of the Essence. Time is of the essence of each provision of this Lease.
          25.5 No Option. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein or a reservation of the Premises in favor of Tenant, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant

          25.6 Severability. If any provision of this Lease is determined to be invalid, illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
          25.7 Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.
          25.8 Lease Modification. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant’s interests under this Lease.
          25.9 No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.
          25.10 Landlord’s Right to Cure. Landlord may cure any material default by Tenant, after applicable notice and cure periods, if any (except in the case of an emergency, in which case Landlord may cure a default by Tenant immediately); any expenses incurred shall constitute Additional Rent due from Tenant on demand by Landlord.
          25.11 Captions. The captions used in this Lease shall have no effect on the construction of this Lease.
          25.12 Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.
          25.13 Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.
          25.14 Entire Agreement. This Lease, together with all Exhibits, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.
          25.15 Landlord’s Title. Landlord’s title shall always be paramount to the interest of Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.
          25.16 Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Project, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

          25.17 Singular and Plural: Joint and Several Liability. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together. If more than one individual or entity comprises Tenant, the obligations imposed on each individual or entity that comprises Tenant under this Lease shall be joint and several.
          25.18 No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.
          25.19 Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy the Premises.
          25.20 No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.
          25.21 Survival. The waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and other Landlord Parties shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant hereunder which by then- terms survive the expiration or earlier termination of this Lease.
          25.22 Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.
          25.23 Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.
          25.24 Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12.1, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 24(b). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.
          25.25 Tenant’s Financial Statements. Within ten (10) days after Landlord’s written request therefor, but not more than once in any twelve (12) month period, Tenant shall deliver to Landlord, certified by an officer of Tenant as being a true and correct copy in all material respects, the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year’s financial statements, each with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.
          25.26 Attorneys’ Fees. In any arbitration, quasi-judicial or administrative proceedings or any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party’s rights or remedies under this Lease, including any action for declaratory relief, or any action to collect any payments required under this Lease or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs, expenses and disbursements in connection with such action, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party. In addition, Tenant shall pay the attorneys’ fees and other costs Landlord incurs in enforcing this Lease where an action or proceeding is not brought.
          25.27 Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (a) for reciprocal rights of access, use and/or enjoyment of the Project and the Other Improvements, (b) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and all or any portion of the Other Improvements, (c) for the allocation of a portion of Operating Costs and Taxes to the Other Improvements and the allocation of a portion of the operating expenses and taxes for the Other Improvements to the Project, (d) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, and (e) for any other matter which Landlord deems appropriate or necessary. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to sell all or any portion of the Project or any other of Landlord’s rights described in this Lease.
          25.28 Security. Landlord shall be the sole determinant of the type and amount of security services to be provided to the Project, if any, and Tenant hereby acknowledges and agrees that Landlord shall have no obligation to provide, and shall not in any manner be liable for, any security to the Project In all events, Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord, for (a) any unauthorized or criminal entry of third parties into the Premises, the Building or the Project, (b) any damage to persons, or (c) any loss of property in and about the Premises, the Building or the Project, by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord.

     26. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.
     27. BUILDING RENOVATIONS. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Improvement Agreement However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (a) installing sprinklers in the Building common areas and tenant spaces, (b) modifying the common areas and tenant spaces to comply with Governmental Requirements, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (c) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other tilings, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from’ the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.
     28. HAZARDOUS SUBSTANCES.
          28.1 Prohibition Against Hazardous Substances.
               (a) Except for de minimis quantities of general office supplies customarily used by office tenants in the ordinary course of their business, such as copier toner, liquid paper, glue, ink and cleaning solvents (which supplies Tenant agrees to use in compliance with all applicable Governmental Requirements), Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project without

Landlord’s prior written consent, which Landlord may give or withhold in its sole discretion. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Governmental Requirements. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of Hazardous Substances. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any Claims (including, without limitation, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the Project, damages arising from any adverse impact on marketing of space in the Project, Remedial Work, and sums paid in settlement of claims) which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Premises during the Term and on or about the Project outside of the Premises by Tenant or any Tenant Parties.
               (b) Landlord shall have the right, at any time, but not more than two (2) times in any calendar year (unless Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Section 28, or unless required by any lender or governmental agency), to inspect the Premises and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 28. The costs of all such inspections, tests and investigations shall be borne solely by Tenant. The foregoing rights granted to Landlord shall not, however, create (i) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant or any Tenant Party with respect to Hazardous Substances, including, but not limited to, Tenant’s operation, use or remediation thereof, or (ii) liability on the part of Landlord or any Landlord Party for Tenant’s use, storage, treatment, transportation, release, or disposal of any Hazardous Substances, it being understood that Tenant shall be solely responsible for all liability in connection therewith.
          28.2 Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues at the Premises or the Project, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project, Tenant shall provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with the unauthorized release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any environmental law, rule, regulation, ordinance or permit, Tenant shall provide written notice to Landlord.

          28.3 Remedial Work. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (collectively, “Remedial Work”) is required under any Governmental Requirements as a result of any handling, transportation, storage, production, use, discharge, disposal or release of Hazardous Substances by Tenant, its agents, employees, contractors or invitees, then Tenant shall perform or cause to be performed the Remedial Work in compliance with Governmental Requirements or, at Landlord’s option, Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the reasonable costs thereof within thirty (30) days after demand therefor. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractors), the consulting engineer and Landlord’s reasonable attorneys’ and experts’ fees and costs incurred in connection with monitoring or review of such Remedial Work.
          28.4 Environmental Questionnaire. Prior to execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. Tenant shall immediately update and resubmit to Landlord the Environmental Questionnaire if changes occur in the nature, content, handling, storage, use, treatment, transport, discharge, or disposal of the Hazardous Substances described therein. Attached hereto as Exhibit E is a form of Environmental Questionnaire to be executed in accordance with the foregoing provision.
          28.5 Survival. Tenant’s obligations under this Section 28 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 28 are fully, finally, and absolutely barred by the applicable statutes of limitations. If it is determined by Landlord that the condition of all or any portion of the Premises, the Building or the Project is not in compliance with the provisions of this Section 28, including, but not limited to all applicable Governmental Requirements relating to Hazardous Substances, at the expiration or earlier termination of this Lease, then Landlord, in its sole discretion, may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition required under Section 14 above and in full compliance with the provisions of this Section 28. The burden of proof under this Section 28.5 shall be upon Tenant For purposes of Section 14, the term “normal wear and tear” shall not include any deterioration h the condition or diminution of the value of any portion of the Premises, the Building or the Project in any manner whatsoever related directly or indirectly to Hazardous Substances. Any such holdover by Tenant shall be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to Section 15 above.
          28.6 Definition of “Hazardous Substances”. “Hazardous Substances” means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the state in which the Project is located or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.
     29. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, including the rents and other income from the Project In no event shall Landlord’s liability extend to any other property or assets of Landlord, nor shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder. Further, in no event shall Landlord be liable under any circumstances for any consequential damages or for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill, or loss of use, however occurring.
     30. COMMUNICATIONS AND COMPUTER LINES. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (a) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of this Lease, (b) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (c) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (d) any new or existing Lines servicing the Premises shall comply with all Governmental Requirements, (e) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (f) Tenant shall pay all costs in connection with the foregoing. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Governmental Requirements or represent a dangerous or potentially dangerous condition. In addition, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon expiration or sooner termination of this Lease, provided Landlord notifies Tenant prior to or within thirty (30) days following such expiration or sooner termination. Any Lines not required to be removed pursuant to this Section shall, at Landlord’s option, become the properly of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Section, Landlord may, after ten (10) days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or Governmental Requirements).

     31. OPTION TO EXTEND.
          31.1 Renewal Option. Subject to the terms and conditions set forth below, and provided that Landlord has not exercised its right to terminate this Lease as provided in Section 32 below, Tenant may at its option (“Renewal Option”) extend the Term of this Lease for one (1) additional three (3) year period (the “Renewal Term”). If Tenant exercises the Renewal Option hereunder, all of the terms, covenants and conditions of this Lease shall continue in .full force and effect during the Renewal Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (a) the Base Rent payable by Tenant during the Renewal Term shall be as determined in accordance with Sections 31.3 and 31.4 below, (b) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is” as of the commencement of the Renewal Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (c) Tenant shall have no further rights to extend the Term of this Lease after the expiration of the Renewal Term.
          31.2 Conditions of Exercise. To exercise the Renewal Option, Tenant must deliver an unconditional binding notice to Landlord via certified mail or hand delivery not sooner than two hundred seventy (270) days nor later than one hundred eighty (180) days prior to the expiration of the initial Term of this Lease. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its Renewal Option.
          31.3 Market Rate Calculation. The Base Rent payable by Tenant for the Premises during the Renewal Term shall be the Market Rate (as defined below) for the Premises, valued as of the commencement of the Renewal Term, determined in the manner hereinafter provided; provided, however, that in no event shall the annual Base Rent payable by Tenant for any year of the Renewal Term be less than the annual Base Rent payable during the last year of the initial Term (without regard to any abatements of -Rent on account of casualty or otherwise) (“Base Rent Floor”). As used herein, the term “Market Rate” shall mean the annual amount of Base Rent that a willing tenant would pay, and that a willing landlord would accept, at arm’s length, for space comparable to the Premises within the Project or other comparable first class office/R&D projects in the vicinity of the Project (the “Comparison Projects”), based upon binding lease transactions for tenants in the Comparison Projects that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the Renewal Term (“Comparison Leases”). Comparison Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (a) the length of the Renewal Term compared to the lease term of the Comparison Leases; (b) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental, escalation provisions, all other payments and escalations; (c) the size of the Premises compared to the size of the premises of the Comparison Leases; (d) location, floor levels and efficiencies of the floor(s) for which the determination is being made; (e) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (f) the age and quality of construction of the Building (including compliance with applicable codes on the applicable floors); and (g) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements to the renewal tenant
          31.4 Base Rent Determination. The Base Rent payable by Tenant for the Premises during the Renewal Term shall be determined as follows:
               (a) If Tenant provides Landlord with its unconditional binding notice of exercise pursuant to Section 31.2 above, then, prior to the commencement of the Renewal Term, Landlord shall deliver to Tenant either (i) a good faith written proposal of the Market Rate, or (ii) notice that Landlord has determined in good faith that the Market Rate is less than the Base Rent Floor and, therefore, that the Base Rent for the Renewal Term shall be equal to the Base Rent Floor. Within twenty-one (21) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (1) that Tenant accepts Landlord’s proposal or (2) that Tenant elects to submit the determination of Market Rate to arbitration in accordance with Subsections 31.4(c) through 31.4(d) below. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Market Rate shall be binding upon Tenant.
               (b) If Tenant timely elects to submit the determination of Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s initial proposal), then such agreement shall constitute a determination of Market Rate for purposes of this Section, and the parties shall immediately execute an amendment to this Lease stating the Base Rent for the Renewal Term. If Landlord and Tenant are unable to agree on the Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other in envelopes their respective good faith estimates of the Market Rate (set forth on a net effective rentable square foot per annum basis). If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with Subsections 31.4(c) and 31.4(d) below.
               (c) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent real estate broker with at least five (5) years of experience in leasing commercial office space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select an independent Qualified Appraiser and the independent Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.
               (d) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the parry whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.
               (e) Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 31, Tenant’s monthly payments of Base Rent shall be in an amount equal to the greater of (i) the Base Rent Floor or (ii) Landlord’s determination of the Market Rate. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrator, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent theretofore paid.
          31.5 General Requirements. Tenant’s right to exercise the Renewal Option is personal to, and may be exercised only by, the original named Tenant (or Permitted Transferee) under this Lease, and only if the original named Tenant (or Permitted Transferee) continues to occupy the entire Premises at the time of such exercise. If Tenant shall assign this Lease (other than to a Permitted Transferee) or sublet all or any portion of the Premises (other than to a Permitted Transferee) under a sublease which is effective at any time during the final twelve (12) months of the initial Term, then immediately upon such assignment or subletting, Tenant’s right to exercise the Renewal Option shall simultaneously terminate and be of no further force or effect. Except for a Permitted Transferee, no assignee or subtenant shall have any right to exercise the Renewal Option granted herein. In addition, if an Event of Default is continuing under this Lease at the time it exercises the Renewal Option or at any time thereafter until the commencement of the Renewal Term or if an Event of Default has occurred at any time prior to its exercise of the Renewal Option, Landlord shall have, in addition to all of its other rights and remedies under this Lease, the right (but not the obligation) to terminate the Renewal Option and to unilaterally revoke Tenant’s exercise of the Renewal Option, in which case this Lease shall expire on the Termination Date, unless earlier terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Term.
          32. LANDLORD’S OPTION TO TERMINATE. Landlord may, upon at least nine (9) months’ prior written notice to Tenant (the “Termination Notice”), terminate this Lease effective at any time after the thirtieth (30th) full calendar month of the Lease Term, in which event Tenant shall, in accordance with Section 14 above, vacate and surrender possession of the Premises to Landlord on or before the termination date specified in the Termination Notice, and all obligations of Landlord and Tenant under this Lease shall expire as of such termination date, except as to any obligations that expressly survive such termination. If at the time Landlord delivers the Termination Notice to Tenant, Landlord has other space that is comparable to the Premises then available for lease to third parties in the Project or another similar project in the vicinity of the Project owned by Landlord or an affiliate of Landlord, Landlord shall so notify Tenant. If Tenant is interested in leasing the other space identified by Landlord, Tenant shall give written notice (the “Interest Notice”) to Landlord within ten (10) days after receipt of Landlord’s notice identifying the other space. If Tenant delivers an Interest Notice to Landlord within said ten (10) day period, and if the parties agree upon the terms and conditions of the lease of the other space within twenty (20) days after Landlord’s receipt of the Interest Notice, then Tenant’s obligation to pay Base Rent, Operating Cost Share Rent, and Tax Share Rent shall be waived for the last one (1) full calendar month of the Term. If Tenant fails to deliver an Interest Notice to Landlord within said ten (10) day period, or if the parties fail to agree upon the terms and conditions of the lease of the other space within twenty (20) days after Landlord’s receipt of the Interest Notice, (a) Landlord shall have the unfettered right to lease the other space to any party on such terms and conditions as Landlord may determine in its sole and absolute discretion, and (b) Tenant’s obligation to pay Base Rent, Operating Cost Share Rent, and Tax Share Rent shall be waived for the last two (2) full calendar months of the Term, Nothing contained in this paragraph shall be deemed to impose any obligation upon Landlord to ensure that other comparable space will be available for lease by Tenant, or any obligation upon the parties to negotiate in good faith respecting the terms and conditions of lease of the other space.
[The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	CarrAmerica Realty Corporation,
a Maryland corporation, its general partner

By:	/s/ Christopher Peatross

Christopher Peatross
Managing Director

Date of Execution: 6/30/05

TENANT:

STARVOX COMMUNICATIONS, INC.,
a California corporation

By:	/s/ John C. Dong

Name:	John C. Dong

Title:	VP & CFO

[chairman, president or vice-president]

By:

Name:

Title:

[secretary, assistant secretary, chief financial officer or assistant treasurer]

Date of Execution: 6/16/05

EXHIBIT A
DESCRIPTION OF PREMISES
[See Attached]
     Exhibit A is intended only to show the general layout of the Premises as of the beginning of the Term of the Lease. It does not in any way supersede any of Landlord’s rights set forth in Article 27 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

Exhibit A

EXHIBIT B
RULES AND REGULATIONS
     1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s judgment, appear unsightly from outside of the Project.
     2. The sidewalks, exits and entrances located in the common areas of the Project shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom.
     3. Tenant shall not bring upon, use or keep in the Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property.
     4. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without Landlord’s prior written consent. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to Landlord’s prior approval.
     5. No additional locks shall be placed upon any doors, windows or transoms in or to the Premises. Tenant shall not change existing locks or the mechanism thereof. Upon termination of the Lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant. If the keys so furnished are lost, Tenant shall pay Landlord therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.
     6. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.
     7. No furniture, packages, supplies, equipment or merchandise will be received in the Project, except between such hours as shall be designated by Landlord.
     8. Without Landlord’s prior written consent, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

Exhibit B, Page 1

     9. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.
     10. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.
     11. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.
     12. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance.
     13. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.
     Accordingly:
          (a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Building or the Project identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.
          (b) Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.
          (c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.
     14. Tenant shall not disturb the quiet enjoyment of any other tenant.
     15. Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit the same and Landlord may place and keep on the windows and doors of the Premises at any time signs advertising the Premises for Rent.
     16. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without Landlord’s prior written consent, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

Exhibit B, Page 2

     17. Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose.
     18. Tenant shall not install or operate any phonograph, musical or sound-producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance Landlord’s prior written approval. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.
     19. Tenant shall promptly remove all rubbish and waste from the Premises.
     20. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without Landlord’s prior written consent.
     21. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.
     22. Tenant shall not do any painting in the Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without Landlord’s prior written consent.
     23. Whenever Landlord’s consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord’s sole discretion, and Landlord’s satisfaction shall be determined in its sole judgment.
     24. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

Exhibit B, Page 3

EXHIBIT C
TENANT IMPROVEMENT AGREEMENT
     This Tenant Improvement Agreement (“Agreement”) is an integral part of the Lease dated June 15, 2005 (“Lease”) relating to certain Premises described therein. Capitalized terms used in this Agreement not otherwise defined herein shall have the meaning given such terms in the Lease. Landlord and Tenant agree as follows with respect to the Tenant Improvements, if any, to be installed in the Premises:
     1. INITIAL TENANT IMPROVEMENTS.
          (a) Landlord shall cause to be performed the initial alterations, additions and improvements to the Premises identified on the Space Plan attached to the Lease as Exhibit C-l (the “Approved Space Plan”), including the installation of the offices in the Premises and other improvements as listed on the Approved Space Plan (collectively, “Tenant Improvements”), all subject to and in accordance with Landlord’s standard specifications for the Project (“Project Standard Specifications”) including, but not limited to, the standard Building materials which are then being used by Landlord for the Project or by landlords of comparable office/R&D projects. Landlord will provide Tenant with a copy of the Project Standard Specifications upon Tenant’s request The work of constructing the Tenant Improvements is referred to as “Landlord’s Work”.
          (b) Following execution of the Lease, Landlord shall cause to be prepared, at its sole cost and expense, and delivered to Tenant final working drawings for Landlord’s Work (the “Final Plans”). The Tenant Improvements shown on the Final Plans shall be substantially consistent with those initially identified on the Approved Space Plan, and Landlord shall cause Landlord’s Work to be performed substantially as shown on the Final Plans, excepting only minor variations (i.e., variations which are not inconsistent with the intent of the Final Plans) as Landlord may deem advisable, and any Change Order Requests (as defined below) approved by Landlord.
     2. CHANGE ORDERS. If, prior to the Substantial Completion Date (as defined below), Tenant shall request improvements or changes to the Premises in addition to, revision of or substitution for the Tenant Improvements identified on the Approved Space Plan, including, without limitation, any request for finishes above the standard for the Building or other detailed specifications (individually or collectively, “Change Order Requests”), Tenant shall deliver to Landlord for its approval plans and specifications for such Change Order Requests. If Landlord does not approve of the plans for such Change Order Requests, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within three (3) days after Landlord’s advice or Tenant shall be deemed to have abandoned its request for such Change Order Requests. Tenant shall pay for all preparations and revisions of plans and specifications, and the increase in the cost of construction resulting from all Change Order Requests.

Exhibit C, Page 1

     3. TENANT IMPROVEMENT COSTS. Landlord shall bear the cost of construction of the Tenant Improvements, except for the following, which shall be Tenant’s responsibility: (a) the increase in the cost of construction resulting from Change Order Requests, and (b) any costs and expenses incurred by Landlord in connection with, or as a consequence of, any Tenant Delay (as defined in Section 4 below). If Landlord and Tenant agree on any Change Order Requests as provided in Section 2 above, Landlord shall furnish Tenant with an invoice specifying the estimated increase in the cost of the Tenant Improvements resulting therefrom, and Tenant shall pay such estimated increase to Landlord within three (3) days thereafter. Tenant acknowledges and agrees that any such invoice shall be based solely on an estimate of the increase in the cost of the Tenant Improvements, and shall not be binding on Landlord or Landlord’s contractor, nor shall Tenant’s payment on account of such estimate limit Tenant’s obligation hereunder to pay the amount specified in clauses (a) and (b) above. Landlord shall have no obligation to commence or to continue Landlord’s Work unless Tenant pays the estimated increase within said three (3) day period. If Tenant does not pay the estimated amount within the three (3) day period, Tenant shall be deemed to have abandoned its request for such Change Order.
     4. SUBSTANTIAL COMPLETION. The “Substantial Completion Date” shall be the date that Landlord, and its architect, engineer or construction manager determines that Landlord’s Work has been completed, except for (i) finishing details, minor omissions, mechanical adjustments, and similar items of the type customarily found on an architectural punch-list (the “Punch-List Items”), the correction or completion of which will not substantially interfere with Tenant’s occupancy and use of the Premises and (ii) trade fixtures, workstations, telecommunications or computer cabling or built-in furniture or equipment to be installed by Tenant; provided, however, that (1) if Landlord is delayed in completing Landlord’s Work or in delivering possession of the Premises to Tenant as a result of any Tenant Delay (as defined below), the Substantial Completion Date shall be deemed to have occurred on the date the Substantial Completion Date would have occurred in the absence of such Tenant Delay, as reasonably determined by Landlord or Landlord’s architect; and (2) if Tenant takes possession and commences business operations in the Premises prior to the Substantial Completion Date, the Substantial Completion Date shall be deemed to have occurred on the date Tenant commences business operations in the Premises. As used in the Lease and in this Agreement, the term “Tenant Delay” means a delay in the completion of Landlord’s Work to the extent caused by the act, omission, neglect or failure of Tenant or any of Tenant’s agents, employees, contractors or subcontractors, including, without limitation, to the extent caused by Change Order Requests.
     5. OWNERSHIP OF TENANT IMPROVEMENTS. The Tenant Improvements shall be deemed, effective upon installation, to be a part of the Premises and the Building and shall be deemed to be the property of Landlord (subject to Tenant’s right to use the same during the Term). The Tenant Improvements shall be surrendered at the expiration or earlier termination of the Term, and Tenant shall have no obligation to remove the Tenant Improvements.

Exhibit C, Page 2

EXHIBIT C-l
APPROVED SPACE PLAN
[See Attached]

Exhibit C-1, Page 1

N.I.C.
OFFICE
114
OFFICE
ENGINEERING ROOM
116
ENGINEERING ROOM
117
COMMON VESTIBULE
JAN.
112
LOBBY
100
BREAK ROOM
WOMEN
MEN
110
OPEN OFFICE
101
N.I.C.
CONF. RM.
OFFICE
107
OFFICE
CONFERENCE ROOM
OFFICE
106
OFFICE
OFFICE
104

PROJECT NAME:	STAR_VO
DESCRIPTION:	SPACE_PLA
PROJECT NUMBER:	233
SCALE: 1/8"=1'-0"	CAD FILE: 2335CSP1.DW
BY: JJ	DATE: 06/03/0

aai
DESIGN SOLUTIONS
FOR THE WORKPLACE

C:\Documer

EXHIBIT D
COMMENCEMENT DATE CONFIRMATION
     THIS CONFIRMATION AGREEMENT is entered into as of                                             , 20                      by and between CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”), and STARVOX COMMUNICATIONS, INC., a California corporation (‘Tenant”), with respect to that certain Lease dated as of June 15, 2005 (the “Lease”) respecting certain premises (the “Premises”) located in the building known as                                                             ,                                          , California.
     Pursuant to Section 1.1 of the Lease, Landlord and Tenant hereby confirm and agree that the Commencement Date (as defined in the Lease) is                                            ,                      , 20                      and that the Termination Date (as defined in the Lease) is                     ,                     , 20                    .
     This Confirmation Agreement supplements, and shall be a part of, the Lease.
     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Confirmation Agreement as of the day and year first above written.

LANDLORD:

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	CarrAmerica Realty Corporation,
a Maryland corporation, its general partner

By:

Christopher Peatross
Managing Director

Date of Execution:

TENANT:

STARVOX COMMUNICATIONS, INC., a California corporation

By:

Name:

Title:

Date of Execution:

Exhibit D, Page 1

EXHIBIT E
ENVIRONMENTAL QUESTIONNAIRE
     As a new tenant of the Project, answer based upon: (1) any existing or previous operations of the same kind which Tenant has conducted elsewhere, and (2) Tenant’s plans for the new space. For each answer, specify which operation(s) you are describing.
     1. Solid Waste.
          a. Does the facility have an EPA Hazardous Waste generator number?
     no
          b. Does the facility produce Hazardous Waste? Other chemical waste?
     no
          c. Describe each type of waste generated (whether or not hazardous).
     none
          d. If the facility produces hazardous waste, is it classified as a large quantity generator, small quantity generator or conditionally exempt small quantity generator?
     N/A
          e. Are hazardous waste manifests maintained for three years on site?
     N/A
          f. Please identify the waste disposal contractor.
     N/A
     2. Wastewater.
          a. Does the facility produce any “process wastewater,” meaning any wastewater that has come in contact with chemicals or other materials in process (essentially, any discharge of water other than from sinks and toilets)?
     no
          b. If so, please describe each type of process wastewater produced.
     N/A

Exhibit E, Page 1

          c. Is any water discharged down the floor drains?
     N/A
          d. Does the facility have a permit for its wastewater discharges?
     N/A
     3. Air Emissions.
          a. Does the facility emit any chemicals or wastes into the air?
     no
          b. Does the facility have an air permit?
     N/A
          c. Does the facility treat any of its air emissions to remove air pollutants?
     N/A
          d. Describe the ventilation system for the facility.
     N/A
     4. General.
          a. Has the facility ever been charged with any violation of, or found in violation of any environmental requirements? If yes, please describe.
     no
          b. Are you aware of any testing of soil or groundwater to determine whether any contamination exists in or around the facility? If so, please provide results.
     no
          c. Please describe any hazardous materials present on site, their respective quantities and the containment measures for those materials.
     no

Exhibit E, Page 2

CarrAmerica Realty Corporation

5201 Great America Parkway, Suite 419
Santa Clara, California 95054
Phone: 408.544.9660
Fax: 408.544.9669
www.carramerica.com
February 23, 2006
Al Stojanovich
Starvox
2728 Orchard Parkway
San Jose, CA 95134
Dear Al,
Effective April 1,2006, CarrAmerica will be instituting a new preventative maintenance program for the HVAC equipment serving your premises.
Currently, it is the Tenant’s responsibility to contract with an HVAC vendor for the preventative maintenance of the system. In addition, the Tenant is responsible for sending quarterly preventative maintenance and confirmation of repair records to the Property Manager. These preventative maintenance records are important for both Tenant and Landlord, and currently we are not receiving these records in a consistent and timely manner.
In order to ensure the timely and accurate maintenance of the HVAC systems serving your premises, CarrAmerica has decided to perform the quarterly maintenance of the HVAC system. This new contract will be between CarrAmerica and the vendor and maintaining this contract will no longer be a tenant responsibility. Please note however, if there are any specialty systems serving your computer rooms and/or labs, the responsibility of the regular maintenance for those systems will remain a Tenant responsibility.
Additionally, please note that CarrAmerica will be responsible for the quarterly HVAC maintenance portion only. If any repairs are recommended as a result of the maintenance, these proposals will be forwarded to the tenant and it will be the tenant’s responsibility to complete the necessary repairs. The Tenant will continue to have responsibility for the system repairs and day-to-day issues, such as balancing or hot and cold calls from your employees.

If you have any questions, please contact me at (408) 544-9660.
Respectfully,
/s/ Tom Smith
Tom Smith
Senior Property Manager

Received 11/10/05
from CarrAmerica
Next G Networks
Valley Center
Account Summary – Starvox Communications
T# 1034356

MONTH/							MO	TOTAL
YEAR	OFFC	OPEX	MISC	TOTAL	PAID	CHECK #	BALANCE	BALANCE
Jun-05	$0.00	$62.57	$0.00	$62.57	$—		$62.57	$62.57
Jul-05	$0.00	$1,877.07	$0.00	$1,877.07	$8,129.58	1049	$(6,252.51)	$(6,189.94)
Aug-05	$0.00	$1,877.07	$0.00	$1,877.07	$—	5648	$1,877.07	$ (4,312.87)
Sept-05	$3,323.04	$1,877.07	$0.00	$5,200.11	$—	6097796	$5,200.11	$887.24
Oct-05	$6,230.70	$1,877.07	$0.00	$8,107.77	$—	6107952	$8,107.77	$8,995.01
Nov-05	$6,230.70	$1,877.07	$0.00	$8,107.77	$—	6117449	$8,107.77	$17,102.78

TOTAL	$15,784.44	$9,447.92	$0.00	$25,232.36	$8,129.58		TOTAL DUE	$17,102.78